Exhibit 10.1
EXECUTION COPY
AMENDED AND RESTATED FINANCING AGREEMENT
THE CIT GROUP/BUSINESS CREDIT, INC.
(as Lender and as Agent)
And
ROCK OF AGES CORPORATION
(as Borrower)
CAROLINA QUARRIES, INC.
(as Borrower)
PENNSYLVANIA GRANITE CORP.
(as Borrower)
KEITH MONUMENT COMPANY LLC
(as Borrower)
ROCK OF AGES MEMORIALS, INC.
(as Borrower)
SIOUX FALLS MONUMENT CO.
(as Borrower)
Dated: as of October 24, 2007

SCHEDULES

Schedule I	—	Applicable Increments

EXHIBITS

Exhibit A	—	Form of Promissory Note
Exhibit B	—	Form of Assignment and Transfer Agreement
Exhibit C	—	Form of Borrowing Base Certificate
-i-

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter “CIT”), with offices located at 11 West 42nd Street, New York, NY 10036, the other lenders that may, on or subsequent to the date hereof, purchase from CIT or from another Lender a portion of CIT’s or such other Lender’s rights and obligations under this Amended and Restated Financing Agreement (CIT and such other lenders each sometimes referred to individually as a “Lender” and collectively as the “Lenders”) and CIT as agent for the Lenders (the “Agent”), are pleased to confirm the terms and conditions under which the Lenders shall make term loans and revolving loans, advances and other financial accommodations to ROCK OF AGES CORPORATION (“ROA”), a Delaware corporation with a principal place of business at 772 Granitville Road, Graniteville, Vermont 05654; CAROLINA QUARRIES, INC. (“Carolina”), a Delaware corporation with a principal place of business at 805 Harris Granite Road, Salisbury, North Carolina 28146; PENNSYLVANIA GRANITE CORP. (“Pennsylvania”), a Pennsylvania corporation with a principal place of business at 410 Trythall Road, Elverson, Pennsylvania 19520; KEITH MONUMENT COMPANY LLC (“Keith”), a Delaware limited liability company with a principal place of business at 1407 North Dixie Highway, Elizabethtown, Kentucky 42702; ROCK OF AGES MEMORIALS, INC. (“Memorials”), a Delaware corporation with a principal place of business at 772 Graniteville Road, Graniteville, Vermont 05654; SIOUX FALLS MONUMENT CO. (“Sioux Falls”), a South Dakota corporation with a principal place of business at 4901 W. 12th Street, Sioux Falls, South Dakota 57106; and such other subsidiaries or affiliates of the foregoing as the Lenders, by unanimous consent, permit to become a party hereto (ROA, Carolina, Pennsylvania, Keith, Memorials, and Sioux Falls and such other permitted parties are hereinafter sometimes referred to individually as a “Company” and collectively as the “Companies”).
BACKGROUND
The Companies and CIT, as a lender and as agent for the other lenders, entered into a Financing Agreement, dated as of December 17, 1997 (as the same may have been amended, modified or supplemented from time to time, the “Existing Financing Agreement”), and certain other documents in connection therewith (together with the Existing Financing Agreement, the “Existing Financing Documents”). In connection with the Existing Financing Agreement, the Agent and the “Lenders” (as defined in the Existing Financing Agreement) have made available to the Companies a revolving credit facility and term loans in the aggregate original principal amount of $50,000,000. By execution of this Amended and Restated Financing Agreement, the Companies, the Agent and such Lenders amend and restate the Existing Financing Agreement on the terms and conditions hereinafter set forth.
IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Companies, the Agent and the Lenders hereby agree as follows:
SECTION 1. Definitions
Accounts shall mean all of each Company’s now existing and future “accounts” (as such term is defined under Article 9 of the NY UCC) and shall include: (a) accounts receivable, (whether or not specifically listed on schedules furnished to the Agent), and any and all instruments, documents, contract rights, chattel paper, general intangibles, including, without limitation, all accounts created by or arising from each Company’s sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any Company’s trade names or styles, or through any of a Company’s divisions; (b) unpaid seller’s rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (d) reserves and credit balances arising hereunder; (e) guarantees or collateral for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; and (g) cash and non-cash proceeds of any and all the foregoing.
Acquisition Term Loan Line of Credit shall mean the sum of $30,000,000, less the aggregate outstanding principal amount of the Term Loans as of the date of any determination.
Anniversary Date shall mean October 23rd of every year after the date of this Financing Agreement. For the avoidance of doubt, the first Anniversary Date shall be October 23, 2008, and the fifth Anniversary Date shall be October 23, 2012.
Applicable Fee Percentage shall mean on any date of determination (subject to Paragraph 3 of Section 8 hereof), with respect to the Letter of Credit Guaranty Fee, the applicable rate per annum set forth in the definition of Applicable Increment, under the applicable caption, based on the Companies’ consolidated Funded Debt to Net Worth Ratio corresponding thereto as of the last day of the fiscal quarter ended immediately prior to such date of determination.
Applicable Increment shall mean on any date of determination (subject to Paragraph 3 of Section 8 hereof), with respect to any Revolving Loan or the Term Loans bearing interest based on the Chase Bank Rate or Libor or any Letter of Credit, the applicable rate per annum set forth on Schedule I attached hereto under the applicable caption, based on the Companies’ consolidated Funded Debt to Net Worth Ratio corresponding thereto as of the last day of the fiscal quarter ended immediately prior to such date of determination.
Applicable Sublimit shall mean $4,000,000.00; provided, however, that the amount of the Applicable Sublimit shall decrease automatically on December 31, 2007, and on the last day of each fiscal quarter thereafter, in each case by the sum of $100,000, until the Applicable Sublimit equals zero.
Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit B attached hereto.
Availability shall mean at any time the excess of the sum of (a) an amount equal to Eligible Accounts Receivable multiplied by the percentage set forth in clause (a) of Paragraph 1 of Section 3 of this Financing Agreement, plus (b) the lesser of (i) $10,000,000.00 or (ii) an amount equal to the aggregate value of Eligible Inventory (determined at the lower of cost or market value) multiplied by the percentage set forth in clause (b) of Paragraph 1 of Section 3 of this Financing Agreement, plus (c) the lesser of (i) the Applicable Sublimit or (ii) an amount equal to the aggregate value of Eligible Fixed Assets, over the sum of (x) the aggregate outstanding amount of all Obligations (other than the Term Loans), plus (y) the Availability Reserve. For purposes of clause (c) of this definition, the “value” of any Eligible Fixed Assets shall equal 80% of the net orderly liquidation value of such Eligible Fixed Assets, as set forth in the most recent appraisals thereof, provided that if any such appraisal is not then available, then as determined by the Agent in its reasonable business judgment.

Availability Reserve shall mean at any time of determination, the then outstanding amount of all Letters of Credit.
Borrowing Base shall have the meaning and shall be calculated in accordance with Paragraph 1 of Section 3 of this Financing Agreement.
Borrowing Base Certificate shall mean a certificate in the form of Exhibit C attached hereto.
Business Day shall mean any day on which all of the Agent, CIT and JP Morgan Chase Bank are open for business in New York, New York.
Capital Expenditures shall mean to the extent capitalized in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible) including assets being constructed (whether or not completed), leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including without duplication (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount thereof (determined in accordance with GAAP) and (iii) without duplication, expenditures in or from any construction-in-progress account of any of the Companies.
Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheets of the Companies.
Change of Control shall mean, as of any date of determination, 51% or more of the combined voting power of the then outstanding voting securities of ROA entitled to vote generally in the election of directors of ROA is no longer owned, directly or indirectly, beneficially and of record, individually or in the aggregate, by (i) Kurt M. Swenson (“Kurt”), (ii) Kevin Swenson (“Kevin”), (iii) any member of the immediate family of Kurt or Kevin, or (iv) any trusts, partnerships, corporations or limited liability companies in which Kurt or Kevin, individually or collectively, shall at all times have the power to vote for or appoint a majority of the members of the governing body of such trust, partnership, corporation or limited liability company.
Chase Bank Rate shall mean the rate of interest per annum announced by JP Morgan Chase Bank from time to time as its prime rate in effect at its principal office in New York, New York. (The prime rate is not intended to be the lowest rate of interest charged by JP Morgan Chase Bank to its borrowers).
Chattel Paper shall have the meaning given to such term under Article 9 of the NY UCC.

CIT’s System shall mean CIT’s StuckyNet or other internet-based loan accounting and reporting system.
Closing Date shall mean October 23, 2007.
Collective Loan Account shall have the meaning given to such term in Paragraph 6 of Section 3 of this Financing Agreement.
Collateral shall have the meaning given to such term in Paragraph 1 of Section 6 of this Financing Agreement.
Collateral Documents shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
Collateral Management Fee shall mean the sum which shall be paid to the Agent, solely for the benefit of the Agent, in accordance with Section 8 hereof to offset the expenses and costs of the Agent in connection with record keeping, periodic examinations, inventory test counts, retail location visits and analyzing and evaluating the Collateral.
Collateral Support shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
Commercial Tort Claims shall have the meaning given to such term under Article 9 of the NY UCC.
Consolidated Balance Sheet shall mean a consolidated balance sheet for the Companies and their consolidated subsidiaries eliminating all inter-company transactions and prepared in accordance with GAAP.
Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Companies and their subsidiaries showing all eliminations of inter-company transactions and prepared in accordance with GAAP and including a balance sheet for each Company exclusively.
Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
Current Assets shall mean, whenever used throughout this Financing Agreement, those assets of the Companies which, in accordance with GAAP, are classified as “current”.

Current Liabilities shall mean, wherever used through out this Financing Agreement, those liabilities of the Companies which, in accordance with GAAP, are classified as “current”, provided, however, that notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered “current liabilities”.
Customarily Permitted Liens shall mean:
(a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $500,000.00 in the aggregate at any one time;
(b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; and
(d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate and which are listed in Schedule B of the title insurance policies delivered to the Agent herewith.
Deposit Accounts shall mean all “deposit accounts” (as such term is defined under Article 9 of the NY UCC) of each Company.
Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.
Default Rate of Interest shall mean a rate of interest per annum equal to the sum of: (a) two and one-half percent (2.5%) plus (b) the Chase Bank Rate, which the Agent shall be entitled to charge the Companies on all Obligations to the extent provided in Paragraph 2 of Section 10 of this Financing Agreement.
Depository Accounts shall mean those accounts owned by the Agent and designated for the deposit of proceeds of Collateral.

Documentation Fees shall mean the Agent’s standard in-house legal counsel fees and charges relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and the Obligations.
Documents of Title shall mean all “documents” (as such term is defined under Article 9 of the NY UCC) and shall include all present and future warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.
Dollars and $ shall mean dollars in lawful currency of the United States of America.
Early Termination Date shall mean the date on which ROA terminates this Financing Agreement or the Line of Credit which date is prior to the fifth Anniversary Date.
Early Termination Fee shall: (i) mean the fee the Agent, on behalf of the Lenders, is entitled to charge the Companies in the event any of the Companies terminates the Line of Credit or this Financing Agreement on a date prior to the fourth Anniversary Date; and (ii) be determined by multiplying the Line of Credit by (x) one percent (1%) if such termination occurs on or prior to the first Anniversary Date, and (y) one-half of one percent (0.50%) if such termination occurs after the first Anniversary Date, but on or prior to the fourth Anniversary Date.
EBITDA shall mean, for any period, all earnings of the Companies before all interest, depreciation, amortization of general intangibles, and tax obligations of the Companies for such period, determined in accordance with GAAP.
Eligible Accounts Receivable shall mean the gross amount of each Company’s accounts receivable that are subject to a valid, first-priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, and that conform to the warranties contained herein and at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and (b) reserves for: (i) accounts receivable arising out of sales to the United States of America or to any agency, department or division thereof; (ii) accounts receivable arising out of foreign sales other than sales (x) secured by stand-by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in Dollars, or (y) to customers residing in Canada provided such accounts receivable otherwise comply with all of the other criteria for eligibility hereunder, are payable in Dollars and do not exceed $500,000.00 in the aggregate at any one time; (iii) accounts receivable that remain unpaid more than the greater (a) ninety (90) days from invoice date or (b) sixty (60) days from due date but in no event more than one hundred eighty (180) days from invoice date; (iv) accounts receivable with respect to which the related account debtors (a) are creditors of a Company, (b) have or have asserted a right of setoff, have disputed their liability, or have made any claim with respect to their obligations to pay such accounts receivable; (v) accounts receivable arising out of sales to any subsidiary, or to any Company or to any company affiliated with a Company in any way; (vi) accounts receivable arising out of bill and hold (deferred shipment) or consignment sales; (vii) accounts receivable arising out of sales to any customer which is (a) insolvent, (b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (d) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all accounts receivable owing by any customer if fifty percent (50%) or more of either (x) all outstanding invoices sent to such customer or (y) the aggregate dollar amount of all outstanding invoices sent to such customer, are unpaid more than the greater of (a) ninety (90) days from invoice date or (b) sixty (60) days from due date but in no event more than one hundred eighty (180) days from invoice date; (ix) accounts receivable arising out of sales to any single customer, to the extent that the aggregate amount of such accounts receivable exceeds ten percent (10%) of the aggregate amount of Eligible Accounts Receivable; (x) accounts receivable arising out of sales to the ten largest customers (ranked according to the amount of outstanding accounts receivable), to the extent that the aggregate amount of such accounts receivable exceeds fifty percent (50%) of the aggregate amount of Eligible Accounts Receivable; (xi) accounts receivable arising out of sales to customers that have either been financed, in whole or in part, by any Company or have been made pursuant to arrangements providing for the deferral of the payment of all or a portion of the purchase price; (xii) any other reasons deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent; and (xiii) an amount representing, historically, returns, discounts, claims, credits and allowances.
Eligible Fixed Assets shall mean the gross amount of each Company’s Equipment and Real Estate that is subject to a valid, first-priority and fully perfected security interest and lien in favor of the Agent, for the benefit of the Lenders, and is not subject to any other lien or encumbrances and that conforms to the warranties contained herein and at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less any reserves required by the Agent in its reasonable discretion for market value declines, environmental hazards or any other reasons deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent.
Eligible Inventory shall mean the gross amount of each Company’s inventory that is subject to a valid, first-priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, and that conforms to the warranties contained herein and that at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, including, without limitation, up to $1,000,000.00 of work-in-process, less all other work-in-process, supplies (other than raw materials), goods not present in the United States of America, goods returned or rejected by a Company’s customers other than goods that are undamaged and resaleable in the normal course of business, goods to be returned to a Company’s suppliers, goods in transit to third parties (other than a Company’s agents or warehouses), and goods in the possession of warehousemen, bailees, third party processors or other third parties, unless such warehousemen, bailees or third parties have executed waivers and acknowledgements of security interests, in form and substance satisfactory to the Agent, and less any reserves required by the Agent in its reasonable discretion for special order goods, customer deposits, market value declines and bill and hold (deferred shipment) or consignment sales.

Equipment shall mean all “equipment” (as such term is defined under Article 9 of the NY UCC) and shall include all present and hereafter acquired machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.
ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.
Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.
Excluded Investment Related Property shall mean, with respect to any entity organized under the laws of any jurisdiction outside the United States, all of the issued and outstanding shares of capital stock of (or other equity interests or profit interests in) any such entity.
Existing Phase I Reports shall mean, collectively, those certain Phase I Environmental Site Assessment reports, dated on or about September 5, 2002, prepared by the firm of Clayton Group Services and referenced in the letter dated October 17, 2002 from Jon Gregory to Neil Markowitz, a copy of which is attached hereto as Annex I.
Financing Agreement shall mean this Amended and Restated Financing Agreement, dated as of the Closing Date, together with any schedules, exhibits, supplements or annexes hereto, all as may be renewed, amended, restated or supplemented from time to time.
Financing Documents shall mean this Financing Agreement, and all other documents, instruments and agreements executed or delivered by any Company from time to time in connection with the Existing Financing Agreement (unless any such document, instrument or agreement so executed or delivered in connection with the Existing Financing Agreement has specifically been terminated or superceded, or has expired, on or before the Closing Date) or this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.
Fixed Charge Coverage Ratio shall mean, for any relevant period, the ratio determined by dividing (a) EBITDA for such period by (b) the sum of (i) all interest on Indebtedness of the Companies, (ii) the amount of principal repaid on the Term Loans, (iii) capital expenditures of the Companies, determined in accordance with GAAP, and (iv) all federal, state and local income tax of the Companies, paid or due and payable.
Funded Debt shall mean, at any time of determination, Permitted Indebtedness of the Companies other than the Indebtedness referred to in clauses (i) and (v) of the definition of such Permitted Indebtedness.
Funded Debt to Net Worth Ratio shall mean, at any time of determination, the ratio determined by dividing Funded Debt by Net Worth of the Companies, all as determined in accordance with GAAP.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.
General Intangibles shall mean all “general intangibles” (as such term is defined under Article 9 of the NY UCC) and shall include, without limitation, all present and future right, title and interest in and to (i) all Trademarks, (ii) Patents, utility models, industrial models, and designs, (iii) Copyrights, (iv) trade secrets, (v) licenses, permits and franchises, (vi) any other forms of intellectual property, (vii) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (viii) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between any Company and any licensee of any of such Company’s General Intangibles, and (i) all Proceeds of any of the foregoing.
Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise) or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.
Insurance shall, collectively, all insurance policies covering any or all of the Collateral, any key man life insurance, and all proceeds of any of the foregoing, including, without limitation, the Insurance Proceeds.
Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.
Instruments shall have the meaning given to such term under Article 9 of the NY UCC.
Interest Expense shall mean total interest obligations (paid or accrued) of the Companies, determined in accordance with GAAP on a basis consistent with the latest audited statements of the Companies.
Inventory shall mean all of each Company’s present and hereafter acquired merchandise, Inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production- from raw materials through work-in-process to finished goods — and all proceeds thereof of whatever sort.
Investment Related Property shall mean (i) all “investment property” (as such term is defined under Article 9 of the NY UCC), (ii) all “financial assets” (as such term is defined under Article 8 of the NY UCC), and (iii) all certificates of deposit; provided, however, that Investment Related Property shall not include any Excluded Investment Related Property.
Issuing Bank shall mean the bank issuing Letters of Credit for any Company.

Letters of Credit shall mean all letters of credit issued with the assistance of the Agent by the Issuing Bank for or on behalf of any Company.
Letter of Credit Guaranty shall mean the guaranty delivered by the Agent to the Issuing Bank of a Company’s reimbursement obligation under the Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.
Letter of Credit Guaranty Fee shall mean the fee the Agent, on behalf of the Lenders, may charge the Companies under Section 8 of this Financing Agreement for: (i) issuing the Letter of Credit Guaranty or (ii) otherwise aiding in obtaining Letters of Credit.
Letter of Credit Rights shall have the meaning given to such term under Article 9 of the NY UCC.
Leverage Ratio shall mean the ratio determined by dividing Total Liabilities by Tangible Net Worth.
Libor shall mean, at any time of determination, and subject to availability, the London Interbank Offered Rate paid in London by JP Morgan Chase Bank on one month, two month, three month or six month dollar deposits and if such rates are not otherwise available, then those rates as published, under “Money Rates”, in the New York City edition of the Wall Street Journal or if there is no such publication or statement therein as to Libor, then in any publication used in the New York City financial community.
Libor Loan shall mean any loan made pursuant to this Financing Agreement with respect to which ROA has elected to use Libor for interest rate computations.
Libor Period shall mean the Libor for one month, two month, three month, or six month dollar deposits, as selected by ROA.
Libor Processing Fee shall mean a fee in the amount of $500.00 payable on the effective date of each Libor Loan and payable solely to the Agent for the account of the Agent for processing such Libor Loan.
Line of Credit shall mean the commitment of the Lenders, acting through the Agent, to make loans and advances pursuant to Section 3 of this Financing Agreement, to ROA for the benefit of the Companies, in an aggregate amount equal to $20,000,000.00.
Line of Credit Fee shall: (a) mean the fee payable to the Agent, for the ratable benefit of the Lenders, due on the last Business Day of each month for the Line of Credit, and (b) be determined by multiplying the difference between (i) the sum of the Line of Credit and (ii) the sum, for such month, of (x) the average daily balance of Revolving Loans, plus (y) the average daily undrawn balance of Letters of Credit, by 0.25% for the number of days in such month.
Loan Facility Fee shall mean the fee payable to the Agent in accordance with, and pursuant to, the provisions of Section 8 of this Financing Agreement.

Material Adverse Change shall mean any material adverse change in the financial condition, business, prospects, profits, operations, assets or Collateral of the Companies, taken as a whole; provided, however, that no change resulting from or arising out of any of the following, individually or collectively, shall be taken into account when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur:
(a) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein), or general political conditions in the United States or any other country (or changes therein);
(b) any precipitous decline in or precipitous deterioration of the general conditions in the industries in which any Company conducts business;
(c) any conditions arising out of acts of terrorism, war or armed hostilities;
(d) any action taken by any Company that is required by this Agreement, or the failure by any Company to take any action that is prohibited by this Agreement;
(e) any changes in applicable laws or in GAAP (or the interpretation thereof), other than any such change which would be reasonably likely to have a disproportionate impact on the financial condition, business, prospects, profits, operations, assets or Collateral of the Companies; or
(f) any changes in the price of ROA’s common stock or changes in the total trading volume of ROA’s common stock.
Net Cash Proceeds shall mean, with respect to any property, the aggregate amount of all proceeds, payable in cash, arising from the sale, transfer or other disposition of such property, minus the usual and customary out-of-pocket costs and expenses payable by the seller of such property, the principal amount of Indebtedness (other than Indebtedness outstanding under this Financing Agreement) that is mandatorily payable by such seller upon the disposition of such property, and the amount of taxes paid (or reasonably estimated to be payable) by such seller in connection with such disposition.
Net Worth shall mean assets in excess of liabilities, and determined in accordance with GAAP, on a consistent basis with the latest audited statements.
NY UCC shall mean the UCC as from time to time in effect in the State of New York.
Obligations shall mean all loans and advances made or to be made by the Agent, for the account of the Lenders, to any Company or to others for a Company’s account; any and all indebtedness and obligations which may at any time be owing by a Company in respect of, or incurred in connection with, this Financing Agreement or any of the other Financing Documents (including all Out-of-Pocket Expenses), howsoever arising, whether now in existence or incurred by a Company from time to time hereafter; whether secured by pledge, lien upon or security interest in any of a Company’s assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether a Company is liable for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing by any Company under this Financing Agreement or any of the other Financing Documents or under any other agreement or arrangement now or hereafter entered into between a Company and the Agent on behalf of the Lenders; indebtedness or obligations incurred by, or imposed on, the Agent or any Lender as a result of environmental claims (other than as a result of the Agent’s actions or omissions) arising out of any Company’s operations, premises or waste disposal practices or sites; a Company’s liability to the Agent or any Lender as maker or endorser on any promissory note or other instrument for the payment of money under this Financing Agreement; a Company’s liability to the Agent, for the account of the Lenders, under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent, on behalf of the Lenders, may make or issue to others for a Company’s account, including any accommodation extended with respect to applications for Letters of Credit, the Agent’s acceptance of drafts or the Agent’s endorsement of notes or other instruments for a Company’s account and benefit.
Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.
Out-of-Pocket Expenses shall mean all of the Agent’s present and future expenses incurred in connection with this Financing Agreement and the other Financing Documents, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the cost of lien searches (including tax lien and judgment searches), all costs and expenses incurred in opening and maintaining bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on the Agent due to “insufficient funds” of deposited checks and the Agent’s standard fee relating thereto, any amounts paid by the Agent, incurred by or charged to the Agent by the Issuing Bank under the Letter of Credit Guaranty or a Company’s reimbursement agreement, application for letter of credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder, local counsel fees, title insurance premiums, real estate survey costs, the Georgia General Intangible Tax, fees and taxes relative to the filing of financing statements, costs of preparing and recording mortgages/deeds of trust against the Real Estate and all expenses, costs and fees set forth in Paragraph 3 of Section 10 of this Financing Agreement, all reasonable costs, fees, expenses and disbursements of outside counsel hired by the Agent to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation of this Financing Agreement, the other Financing Documents and all amendment, supplements and restatements thereto or thereof), and to advise the Agent as to matters relating to the transactions contemplated hereby, and, without duplication, all costs, fees and expenses incurred by the Agent in connection with the administration, collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the Agent’s rights under this Financing Agreement, including, without limitation, all reasonable costs, fees, expenses and disbursements of outside counsel to the Agent incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to any Company or any subsidiary of any Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

Participant shall have the meaning given to such term in Paragraph 5 of Section 12 of this Financing Agreement.
Patents shall mean all present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of any Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.
Permitted Encumbrances shall mean: (i) liens expressly permitted, or consented to, by the Agent; (ii) Purchase Money Liens; (iii) Customarily Permitted Liens; (iv) liens granted the Agent by the Companies; (v) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $250,000.00 (other than liens bonded or insured to the reasonable satisfaction of the Agent); and (vi) liens for taxes not yet due and payable or which are being diligently contested in good faith by a Company by appropriate proceedings and which liens are not (x) other than with respect to the Real Estate, senior to the liens of the Agent or (y) for taxes due the United States of America.
Permitted Indebtedness shall mean: (i) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; (ii) the Indebtedness secured by the Purchase Money Liens; (iii) Indebtedness of any Company which is subordinated to the prior payment and satisfaction of the Obligations by means of a subordination agreement in form and substance satisfactory to the Agent; (iv) Indebtedness arising under the Letters of Credit, this Financing Agreement and the other Financing Documents; (v) deferred taxes and other expenses incurred in the ordinary course of business; (vi) Indebtedness incurred by the Companies with the consent of the Required Lenders; and (vii) other Indebtedness existing on the date of execution of this Financing Agreement and either (x) listed in the most recent financial statements delivered to the Agent and the Lenders or (y) otherwise disclosed to the Agent and the Lenders in writing; or (z) which is not material to the financial condition of the Companies as a whole.
Prepayment Premium shall: (i) mean the amount due the Agent, for the benefit of the Lenders, by the Companies upon a prepayment, solely as a result of the Companies’ termination of this Financing Agreement or the Acquisition Term Loan Line of Credit on or prior to the fourth Anniversary Date, and (ii) be computed by multiplying the amount so prepaid by (x) one percent (1%) if such prepayment occurs on or prior to the first Anniversary Date, and (y) one-half of one percent (0.50%) if such prepayment occurs after the first Anniversary Date, but on or prior to the fourth Anniversary Date; provided, however, that no such Prepayment Premium shall be payable in connection with a mandatory prepayment of any Term Loan made pursuant to Paragraph 4 of Section 6 of this Financing Agreement.
Proceeds shall mean all “proceeds” (as such term is defined under Article 9 of the NY UCC), including, without limitation, all (i) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to any Collateral, and (ii) payments received on account of any condemnation or other governmental taking of any Collateral

Purchase Money Liens shall mean liens on any item of equipment acquired after the date of this Financing Agreement provided that (i) each such lien shall attach only to the property to be acquired, (ii) a description of the property so acquired is furnished to the Agent, (iii) the debt incurred in connection with such acquisitions shall not exceed in the aggregate $1,000,000.00 in any fiscal year, and (iv) the debt so incurred is not under this Financing Agreement.
Real Estate shall mean any Company’s fee interest in real property which has been, or will be, encumbered, mortgaged, pledged or assigned to the Agent or its designee.
Required Lenders shall mean Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding loans, advances, extensions of credit and commitments to the Companies contemplated hereunder.
Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of a Company, pursuant to Section 3 of this Financing Agreement.
Settlement Date shall mean the date (which may occur weekly, or more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans) on which the Agent and the Lenders shall settle amongst themselves so that (x) the Agent shall not have, as Agent, any money at risk and (y) on such Settlement Date the Lenders shall have a pro-rata outstanding amount of the Term Loans, Revolving Loans and Letters of Credit, provided that each Settlement Date shall be a Business Day.
Supporting Obligations shall have the meaning given to such term under Article 9 of the NY UCC.
Tangible Net Worth shall mean the amount set forth on the Consolidated Balance Sheet of the Companies, prepared in accordance with GAAP, as total shareholders’ equity minus the sum of (i) any assets representing amounts due from any stockholder of the Companies or any affiliate, (ii) cash of the Companies, their subsidiaries or affiliates, the use of which is legally restricted so that it is not available for payment of Indebtedness, and (iii) all items which should properly be classified at such date as intangible assets under GAAP, including without limitation, goodwill (whether representing the excess of cost over book value of assets or otherwise), trademarks, tradenames, copyrights, franchises, licenses, deferred charges (including, without limitation, unamortized debt discount and expense and organizational costs), and “soft assets” such as amounts due from officers, employees, stockholders, affiliates or related parties.
Term Loans shall mean, individually and collectively, as applicable, (i) those term loans made under the Existing Financing Agreement, the unpaid principal balances of which term loans aggregate $19,186,439.00 as of the Closing Date, and (ii) those term loans made pursuant to Section 4 of this Financing Agreement.

Term Loan Promissory Note shall mean a promissory note, in the form of Exhibit A attached hereto, delivered by ROA to the Agent to evidence each Term Loan pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.
Total Liabilities shall mean total liabilities of the Companies determined in accordance with GAAP, on a basis consistent with the latest audited statements of the Companies.
Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
UCC shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
Unfinanced Capital Expenditures shall mean Capital Expenditures other than those Capital Expenditures financed by Indebtedness.
Working Capital shall mean Current Assets in excess of Current Liabilities.
SECTION 2. Conditions Precedent
The obligation of the Lenders, acting through the Agent, to make any loans hereunder on the Closing Date is subject to the satisfaction of, or waiver of, immediately prior to, or concurrently with, the making of such loans, the following conditions precedent:
(a) Lien Searches — The Agent shall have received tax, judgment and UCC searches satisfactory to the Agent for all locations presently occupied or used by each Company.
(b) Casualty Insurance — ROA shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7, Paragraph 5 of this Financing Agreement.
(c) Mortgages/Deeds of Trust — Each Company shall have executed and delivered to either the Agent or a designee of the Agent or of a title insurance company acceptable to the Agent such mortgages and deeds of trust as the Agent may reasonably require to obtain first liens on the Real Estate.
(d) UCC Filings — All documents (including without limitation, UCC financing statements) required to be filed in order to create, in favor of the Agent, for the benefit of the Lenders, a first priority perfected security interest in the Collateral and any other assets securing the Obligations (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law) shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent a perfected lien on the Collateral and such other assets. The Agent shall have received (i) acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.
(e) Title Insurance Policies — The Agent shall have received, in respect of each mortgage or deed of trust, a mortgagee’s title policy or marked-up unconditional binder for such insurance consistent with title insurance policies previously delivered by either Royalty or ROA to CIT. Each such policy shall (i) be in an amount satisfactory to the Agent; (ii) insure that the mortgage or deed of trust insured thereby creates a valid first lien on the property covered by such mortgage or deed of trust, free and clear of all defects and encumbrances except those acceptable to the Agent; (iii) name the Agent as the insured thereunder; and (iv) contain such endorsements and effective coverage as the Agent may reasonably request, including without limitation the revolving line of credit endorsement. The Agent shall also have received evidence that all premiums in respect of such policies have been paid and that all charges for mortgage recording taxes, if any, shall have been paid.
(f) Surveys — The Agent and the title insurance company issuing each policy referred to in the immediately preceding subparagraph shall have received copies of the currently existing maps or plats of a perimeter or boundary of the site of each of the properties covered by the mortgages or deeds of trust.
(g) Examination and Appraisal — The Agent shall have completed Collateral examinations and received updated appraisals (prepared on a net orderly liquidation value basis), the results of which shall be reasonably satisfactory in form and substance to the Agent, of the Equipment of the Companies.
(h) Opinions — Counsel for the Companies shall have delivered to the Agent, for the benefit of the Lenders, opinions satisfactory to the Agent opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the UCC, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with the Agent, all documents of the Companies are (x) valid, binding and enforceable according to their terms, (y) are duly authorized and (z) do not violate any terms, provisions, representations or covenants in the charter or by-laws of any Company or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which any Company is a signatory or by which any Company or its assets are bound.
(i) Pledge Agreement — ROA shall have confirmed in writing to the Agent the continuing effectiveness and enforceability of that certain pledge and security agreement executed by ROA in favor of the Agent in connection with the Existing Credit Agreement, pursuant to which ROA shall have pledged to the Agent as additional collateral for the Obligations all of the issued and outstanding capital stock of the Companies (other than ROA), the stock certificates in respect of which shall have been previously delivered to, and on the Closing Date shall be in the possession of, the Agent.

(j) Additional Documents — Each Company shall have executed and delivered to the Agent all loan documents necessary to consummate the lending arrangement contemplated herein, including, without limitation, all Financing Documents.
(k) Post-Closing Letter Agreement — The Agent shall have received a duly executed original of that certain post-closing letter agreement, dated as of the date hereof, among the Agent and the Companies.
(l) Co-Lender Commitment — The Agent shall have received a written commitment from Chittenden Trust Company to continue as a Lender, on terms and conditions acceptable to CIT in its sole discretion.
(m) Opening Availability — The Agent shall have completed and be satisfied with an updated examination and verification of the Accounts, Inventory and books and records of the Companies, and such examination shall indicate that after giving effect to all loans, advances and extensions of credit to be made on the Closing Date, the payment of all fees and expenses payable to the Agent and the Lenders on the Closing Date, and making current all of the Companies’ trade payables in accordance with its usual business practices, the opening Availability shall be not less than $6,500,000.00.
(n) Financial and Availability Projections — The Companies shall have delivered to the Agent, and the Agent shall be satisfied with, a projected balance sheet, projected income statement and projected statement of cash flows, of the Companies and all subsidiaries, calculated on a quarter-by-quarter basis, and Availability projections for the Companies, in each case for the three-year period ending on or about December 31, 2010.
(o) Environmental Report — The Agent shall have received environmental audit reports on (i) all of each Company’s fee interests, and (ii) each Company’s waste disposal practices. The reports must (x) be satisfactory to the Agent and (y) not disclose or indicate any liability (real or potential) stemming from a Company’s premises, its operations, its waste disposal practices or waste disposal sites used by any Company.
(p) Board Resolutions — The Agent shall have received a copy of the consent of the members or resolutions of the board of directors, as applicable, of each Company authorizing the execution, delivery and performance of (i) this Financing Agreement and the other Financing Documents, and (ii) any related agreements, in each case certified by the secretary, assistant secretary or manager, as applicable, of each Company as of the date hereof, together with a certificate of the secretary, assistant secretary or manager, as applicable, of each Company as to the incumbency and signature of the officers of such Company executing this Financing Agreement and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such secretary, assistant secretary or manager, as applicable.
(q) Corporate Organization — The Agent shall have received a copy of the certificate or articles of formation or incorporation of each Company, as applicable, certified by the Secretary of State of the state of its formation and copies of each Company’s operating agreement or by-laws, as applicable, as amended through the date hereof, certified by the appropriate members, manager or officer of such Company. In addition, the Agent shall have received evidence of each Company’s authorization to do business in each jurisdiction in which it is conducting business.

(r) Officer’s Certificate — The Agent shall have received an executed officer’s certificate from each Company, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof; (ii) such Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred or would result from the making of such loans.
(s) No Default or Material Adverse Change — No “Event of Default” (as defined under the Existing Financing Agreement) shall have occurred and be continuing under the Existing Financing Agreement, no Default or Event of Default shall have occurred and be continuing or would result from the making of such loans and no Material Adverse Change shall have occurred since the date of the last certified annual financial statements of the Companies.
(t) Legal Restraints/Litigation — At the date of execution of this Financing Agreement, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any Company or its assets, by any agency, division or department of any county, city, state or federal government, (y) injunction, writ or restraining order restraining or prohibiting consummation of the financing arrangements contemplated under this Financing Agreement or (z) suit, action, investigation or proceeding (judicial or administrative) pending or threatened against any Company or its assets, which, in the opinion of the Agent, if adversely determined could cause a Material Adverse Change.
(u) Disbursement Authorization — ROA shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.
(v) Fees — The Agent shall have received all fees due and payable to the Agent and the Lenders hereunder, including, without limitation, pursuant to Section 8 hereof.
Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as the Companies, the Agent and the Lenders shall otherwise agree herein or in a separate writing.
SECTION 3. Revolving Loans
1. The Lenders, acting through the Agent, agree, subject to the terms and conditions of this Financing Agreement from time to time, to make loans and advances to ROA, to and for the benefit of the Companies, on a revolving basis (i.e., subject to the limitations set forth herein, the Companies, through ROA, may borrow, repay and re-borrow Revolving Loans), in an aggregate principal amount outstanding at any time not to exceed an amount equal to: (a)

the lesser of (i) Availability or (ii) the Line of Credit, but subject to the Agent’s and the Lenders’ (acting through the Agent) right to make overadvances. Such loans and advances shall be in amounts up to: (a) seventy-five percent (75%) of the outstanding Eligible Accounts Receivable of the Companies; plus (b) the lesser of (i) $10,000,000.00 or (ii) fifty percent (50%) of the aggregate value of Eligible Inventory of the Companies, determined at the lower of cost or market value; plus (c) the lesser of (i) the Applicable Sublimit or (ii) the aggregate value of Eligible Fixed Assets of the Companies (the “Borrowing Base”). For purposes of clause (c) of the preceding sentence, the “value” of any Eligible Fixed Assets shall be equal to 80% of the net orderly liquidation value of such Eligible Fixed Assets. All requests for loans and advances must be received by an officer of the Agent no later than 1:00 p.m., New York City time, on the Business Day on which such loans and advances are required. The Companies hereby authorize the Agent to make Revolving Loans to the Companies based upon a telephonic or e-mail request (or, if permitted by CIT, based upon a request posted on CIT’s System) made by any officer or other employee of any Company that the Companies have authorized in writing to request Revolving Loans hereunder, as reflected by the Agent’s records. Each telephonic, e-mail or posted request by the Companies shall be irrevocable, and the Companies agree to confirm any such request for a Revolving Loan in a writing approved by the Agent and signed by such authorized officer or employee, within one (1) Business Day of the Agent’s request for such confirmation. The Agent shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of any Company that the Companies have authorized in writing to request Revolving Loans hereunder, without further investigation. Should the Agent for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered “overadvances” and shall be made in the Agent’s sole discretion, subject to any additional terms the Agent deems necessary. In the event that the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds the lesser of (x) the Borrowing Base or (y) the Line of Credit (any such excess, the “Excess”), such Excess shall be due and payable to immediately upon demand.
2. In furtherance of the continuing assignment and security interest in each Company’s Accounts, each Company will, upon the creation of Accounts, execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for the Agent’s convenience in maintaining records of collateral, such confirmatory schedules of Accounts as the Agent may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as the Agent may reasonably require. In addition, upon the Agent’s request each Company shall provide the Agent with copies of agreements with, or purchase orders from, such Company’s customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may reasonably require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Company hereby authorizes the Agent to regard such Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of such Company’s authorized officers or agents.

3. Each Company hereby represents and warrants that: (i) each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by a Company in the ordinary course of its business; (ii) the goods and inventory being sold and the Accounts created are the exclusive property of a Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; (iii) the invoices evidencing such Accounts are in the name of the Company so selling the Inventory; (iv) and the customers of such Company have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which such Company has advised the Agent pursuant to Paragraph 5 of this Section 3. Each Company confirms to the Agent that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by such Company when due and that none of said taxes or fees represent a lien on or claim against the Accounts. Each Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of such Company or the ability of such Company to enforce collection of Accounts due from customers residing in that state. Each Company agrees to maintain such books and records regarding Accounts as the Agent may reasonably require and agrees that its books and records will reflect the Lenders’ (acting through the Agent) interest in the Accounts. All of the books and records of each Company will be available to the Agent at normal business hours, including any records handled or maintained for any Company by any other company or entity.
4. Each Company may and will enforce, collect and receive all amounts owing on the Accounts at such Company’s expense; provided that such privilege shall terminate automatically upon the institution by or against any Company of any proceeding under any bankruptcy or insolvency law or, at the election of the Agent, upon the occurrence of any other Event of Default and until such Event of Default is waived. Any checks, cash, notes or other instruments or property received by a Company with respect to any Accounts shall be held by such Company in trust for the Lenders, separate from such Company’s own property and funds, and immediately turned over to the Agent with proper assignments or endorsements by deposit to the Depository Accounts in the Agent’s name designated for such purposes. Notwithstanding anything herein contained to the contrary, if (x) there is then no Default or Event of Default and (y) the outstanding Revolving Loans are less than $12,500,000.00 and (z) Availability is at least $8,000,000.00 for five (5) or more consecutive Business Days, then the Agent, at the request of ROA, will advise the banks holding the Depository Accounts to remit all proceeds of Collateral to ROA. The Agent may immediately rescind these instructions unilaterally (a) upon the occurrence of a Default or Event of Default, or (b) if the outstanding Revolving Loans aggregate $12,500,000.00 or more, or (c) if Availability is less than $8,000,000.00. All amounts received by the Agent in payment of Accounts will be credited to the loan account upon the Agent’s receipt of “collected funds” at the Agent’s bank account in New York, New York on the Business Day of receipt if received no later than 1:00 p.m. (New York City time) or on the next succeeding Business Day if received after 1:00 p.m. (New York City time). No checks, drafts or other instrument received by the Agent shall constitute final payment unless and until such instruments have actually been collected.

5. Each Company agrees to notify the Agent promptly of any matters materially affecting the value, enforceability or collectibility of any material Account and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. Each Company agrees to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances.
6. In order to utilize the collective borrowing powers of the Companies in the most efficient and economical manner, and in order to facilitate the handling of the accounts of the Companies on the Agent’s books, the Companies have requested the Agent, and the Agent has agreed, to handle the accounts of all Companies on the Agent’s books on a combined basis, in accordance with the following provisions: (i) in lieu of maintaining separate accounts on the Agent’s books in the name of each of the Companies, the Agent shall maintain a single account under the name: Rock of Ages Corporation (the “Collective Loan Account”); (ii) loans and advances made by the Agent to, or for, any of the Companies will be charged to the Collective Loan account, along with all charges and expenses under this Financing Agreement; (iii) the Collective Loan account will be credited with all amounts received by the Agent from any of the Companies or from others for the account of any Company including all amounts received by the Agent in accordance with the terms of Paragraph 4 hereof and as provided in this Financing Agreement; (iv) each month the Agent will render to ROA for the benefit of the Companies one extract of the combined Collective Loan Account, which shall be deemed to be an account stated as to each of the Companies and which will be deemed correct and accepted by all of the Companies unless ROA has forwarded to the Agent a written statement of exceptions within thirty (30) days after such extract, or any corrected extract; (v) its is expressly understood and agreed by each of the Companies that the Agent shall have no obligation to account separately to any of the Companies; (vi) requests for loans and advances may be made by any of the Companies and the Agent is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitation and provisions set forth in this Financing Agreement; (vii) it is expressly understood and agreed by each of the Companies that the Agent shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of(A) any loans and advances made to any of the Companies or (B) any of the Agent’s expenses and charges relating thereto; (viii) all loans and advances are made for the collective benefit of the Companies; (ix) the Companies jointly and severally unconditionally guarantee to the Agent the prompt payment in full of (A) all loans and advances made and to be made to any of them under this Financing Agreement, as well as (B) all other Obligations of the Companies hereunder; (x) all Collateral assigned by any of the Companies and any other collateral security now or hereafter given to the Agent by any of the Companies, shall secure all loans and advances made by the Agent to, or for, any Company, and shall be deemed to be pledged as security for any and all other Obligations of the Companies as set forth under this Financing Agreement, or any other agreements between the Agent and any Company; and (xi) it is understood that the handling of the account of the Companies in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Companies and at their request, and that neither the Agent nor any Lender shall incur liability to the Companies as a result of such combination. To induce the Agent and the Lenders to do so, and in consideration thereof, each Company hereby agrees to indemnify the Agent and each Lender and hold them harmless against any and all liability, expense, loss or claim of damage or injury, except for any liability, injury, expense, loss or claim of damages arising by reason of the Agent’s negligence or misconduct, made against the Agent by any Company or by any third party whosoever, arising from or incurred by reason of (A) the Agent handling the accounts of the Companies as herein provided, (B) the Agent relying on any instructions of any of the Companies, or (C) any other reasonable action taken by the Agent in accordance with this Paragraph 6 of Section 3 of this Financing Agreement. In no event shall prior recourse to any Accounts or other security granted to or by any Company be a prerequisite to the Agent’s right to demand payment of any Obligation. Further, it is understood that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Company’s contracts or obligations relating to the Accounts. The foregoing request was made because the Companies are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Companies as required by the continued successful operation of each Company and the integrated operation. Each Company expects to derive benefit, directly or indirectly, from such availability since the successful operation of each Company is dependent on the continued successful performance of the functions of the integrated group.
SECTION 4. Term Loans
1. Within the Acquisition Term Loan Line of Credit and upon receipt of a Promissory Note from the Companies in the amount of the requested Term Loan, the Lenders, acting through the Agent, will extend to ROA a Term Loan, provided (a) there is then no outstanding Default and (b) all of the conditions listed below are fulfilled to the sole but reasonable satisfaction of the Agent and the Lenders. The conditions are as follows:
(a) Term Loan proceeds: (i) are to be used exclusively to pay for, or reimburse a Company for, the acquisition by a Company of distributors of granite memorials, operators of granite quarries, manufacturers, wholesalers and/or retailers of granite products, cemeteries, retails store locations and acquisitions incidental to any of the foregoing; and (ii) will be disbursed concurrent with, or immediately after, such acquisition; provided, however, that ROA may combine several acquisitions into one (1) Term Loan; provided, further, that the conditions set forth in clauses (b), (c), (e) and (f) below shall not apply to any acquisition of an existing retail store location or opening of a new retail store location, in each case for an amount less than $1,000,000.00;
(b) the Agent shall have received thirty (30) days prior written notice of ROA’s intention to request a Term Loan;
(c) the Agent’s and the Lenders’ receipt of, and satisfaction with, a study or review of the business to be acquired;
(d) the assets acquired with Term Loan proceeds shall be free and clear of all liens and encumbrances (other than the Permitted Encumbrances) except as otherwise permitted by the Agent;
(e) the structure of the acquisition must be reasonably satisfactory to the Agent and the Lenders;
(f) the Agent’s and the Lenders’ receipt of, and satisfaction with, appraisals and/or environmental reviews;
(g) no more than two (2) Term Loans per calendar quarter;

(h) no Term Loan may be less than $500,000.00;
(i) the Companies shall grant to the Agent, for the benefit of the Lenders, and Agent shall have perfected, first and exclusive liens on, and security interests in, the assets so acquired, subject only to the Permitted Encumbrances; and
(j) CIT, in its capacity as a Lender, shall have received from each Participant with which it has entered into a participation arrangement in respect of a Term Loan such Participant’s consent to the extension of, and its agreement to purchase a participation interest in, such requested Term Loan.
2. The unpaid principal balance of the Term Loans shall amortize as follows: (a) in the case of each Term Loan made after the Closing Date, in such principal installments and with such frequency as may be mutually acceptable to the Agent and ROA; (b) in the case of those Term Loans made under the Existing Financing Agreement which are outstanding on the Closing Date (collectively, the “Outstanding Term Loan”), to the extent the aggregate unpaid principal balances of the Outstanding Term Loan exceeds $17,500,000.00 as of the Closing Date, in twenty (20) equal consecutive quarterly principal installments of $165,000.00 each, commencing on January 1, 2008 and continuing on the first (1st) Business Day of each fiscal quarter thereafter, followed, to the extent applicable by a final payment of all unpaid principal, interest and expenses on the fifth Anniversary Date; and (c) in the case of the Outstanding Term Loan, to the extent the unpaid principal balance thereof is equal to or less than $17,500,000.00, such principal balance shall not amortize on any scheduled basis, and shall instead be payable in full on the fifth Anniversary Date.
3. The Agent, in its reasonable discretion, may establish and maintain reserves with respect to the Term Loans against the Acquisition Term Loan Line of Credit and/or the Line of Credit (without duplication) for market value declines or environmental hazards.
4. In the event either this Financing Agreement or the Line of Credit is terminated by either the Agent or ROA for any reason whatsoever, all Term Loans shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in any Term Loan Promissory Note or this Financing Agreement.
5. The Companies may prepay at any time, at their option, in whole or in part, any Term Loan, provided that on each such prepayment, the Companies shall pay (i) accrued interest on the principal so prepaid to the date of such prepayment and (ii) the Prepayment Premium, if any.
6. Each prepayment shall be applied to the then last maturing installments of principal of any Term Loans designated by ROA and if not so designated, then as the Agent may elect.
7. The Companies hereby authorizes the Agent to charge the Collective Loan account with the amount of all amounts due under this Section 4 as such amounts become due. Each Company confirms that any charges which the Agent may so make to its account as herein provided will be made as an accommodation to the Company and solely at the Agent’s discretion.

8. Subject to the terms of Paragraph 4 of Section 6 of this Financing Agreement (a) if any Company sells any Equipment or other tangible personal property (other than Inventory in the ordinary course of business), such Company shall pay to the Agent, for the ratable benefit of the Lenders, unless otherwise agreed by the Required Lenders, or as otherwise set forth in this Financing Agreement, as and when received by such Company and as a mandatory prepayment of the then outstanding Term Loans, until all Term Loans are indefeasibly paid in full, a sum equal to the Net Cash Proceeds received by such Company from such sale, and (b) if any Company sells a division, business unit or line of business, and such sale includes both tangible and intangible personal property owned by such Company, such Company shall pay to the Agent, for the ratable benefit of the Lenders, unless otherwise agreed by the Required Lenders, or as otherwise set forth in this Financing Agreement, as and when received by such Company, all of the Net Cash Proceeds received by such Company from such sale, of which that portion applicable to the fair market value of such Company’s (i) Accounts and Inventory shall be applied against the then outstanding Revolving Loans and (ii) Equipment and other tangible personal property (other than Inventory) shall be applied as a mandatory prepayment of the then outstanding Term Loans, until all Term Loans are indefeasibly paid in full.
SECTION 5. Letters of Credit
In order to assist the Companies in establishing or opening Letters of Credit with an Issuing Bank to cover (i) the purchase of inventory or equipment or (ii) such other business purposes as a Company may so elect, the Companies have requested the Lenders, acting through the Agent, to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Lenders’, acting through the Agent, credit to the Companies and the Lenders, acting through the Agent, have agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.
1. The amount, purpose and extent of the Letters of Credit and changes or modifications thereof by the Companies and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of the Agent in the exercise of its reasonable discretion provided however, that: (a) in no event may the aggregate amount of all such outstanding Letters of Credit exceed, in the aggregate, at any one time $3,000,000.00, and (b) the Letter of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Companies, the Agent and the Issuing Bank.
2. The Agent shall have the right, without notice to any Company, to charge the Collective Loan Account on the Agent’s books with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent or any Lender under the Letters of Credit Guaranty at the earlier of (a) payment under the Letters of Credit Guaranty or (b) the occurrence of an Event of Default. Any amount charged to the Collective Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 8, Paragraph 1 of this Financing Agreement.

3. Each Company unconditionally indemnifies the Agent and each Lender and holds the Agent and each Lender harmless from any and all loss, claim or liability incurred by the Agent and each Lender arising from any transactions or occurrences relating to Letters of Credit established or opened for any Company, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the negligence or misconduct by the Agent and each Lender under the Letters of Credit Guaranty. Each Company further agrees to hold the Agent and each Lender harmless from any errors or omission, negligence or misconduct by the Issuing Bank. Each Company’s unconditional obligation to the Agent and each Lender hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent’s and each Lender’s negligence or misconduct. Each Company agrees that any charges incurred by the Agent and each Lender by the Issuing Bank shall be conclusive on the Agent and each Lender and may be charged to the Collective Loan Account.
4. Neither the Agent nor any Lender shall be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and any Company.
5. Each Company agrees that any action taken by the Agent or any Lender, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Companies and shall not put the Agent or any Lender in any resulting liability to the Companies. In furtherance thereof, but subject to the provisions of Paragraph 6 below, the Agent shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent’s sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from any Company.
6. Without the Agent’s express consent and endorsement in writing, each Company agrees: a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and b) after the occurrence of an Event of Default which is not waived by the Agent and/or the Required Lenders, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

7. Each Company agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and full complied with; and any certificates in that regard that the Agent may at any time request will be promptly furnished. In this connection, each Company warrants and represents that it has no knowledge that any shipments made under any such Letters of Credit are not in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Companies assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the risk, liability and responsibility of the Companies.
8. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by any Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.
SECTION 6. Collateral
1. As collateral security for the prompt and complete payment in full when due (whether at the stated maturity, by acceleration or otherwise) of all loans and advances made and to be made to, or for the benefit of, the Companies, from time to time by the Lenders, acting through the Agent, pursuant hereto, as well as to secure the payment and performance of all of the other Obligations of every Company, each Company hereby pledges and grants to the Agent, for the ratable benefit of the Lenders, a security interest in and continuing lien on, all of such Company’s right, title and interest in, to and under all personal property of such Company including, but not limited to the following, in each case now owned or at any time hereafter acquired by such Company or in which such Company now has or at any time in the future may acquire any right, title or interest, wherever located (collectively, the “Collateral”). In addition, but without duplication, each Company hereby acknowledges, confirms and reaffirms its prior grant to the Agent pursuant to the Existing Financing Documents of a continuing security interest in all Collateral, which security interest remains in full force and effect:
(a) all Goods, including all Equipment and Inventory;
(b) all Accounts;

(c) all Documents of Title;
(d) all General Intangibles;
(e) all Chattel Paper;
(f) all Instruments;
(g) all Insurance;
(h) all Investment Related Property;
(i) all Letter of Credit Rights;
(j) all Deposit Accounts;
(k) all Commercial Tort Claims;
(l) all Collateral Documents, Collateral Support and Supporting Obligations relating to any of the foregoing and all other books and records of such Company;
(m) the Real Estate; and
(n) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
2. The security interests granted hereunder shall extend and attach to:
(a) All Collateral which is presently in existence and which is owned by any Company or in which any Company has any interest, whether held by a Company or others for its account, and, if any Collateral is Equipment, whether a Company’s interest in such Equipment is as owner, finance lessee or conditional vendee;
(b) All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment; and
(c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or any Company from a Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by any Company, or to the sale, promotion or shipment thereof.
3. Each Company agrees to safeguard, protect and hold all Inventory for the account of the Lenders, and make no disposition thereof except in the regular course of the business of such Company as herein provided. Each Company will only sell Inventory to its customers in the ordinary course of such Company’s business, on open account and on terms currently being extended by such Company to its customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent in accordance with Paragraph 4 of Section 3 of this Financing Agreement. Cash sales or sales of Inventory in which a lien upon, or security interest in, Inventory is retained by any Company shall be made by such Company only with the approval of the Agent, and the proceeds of such sales or sales of Inventory for cash shall not be commingled with such Company’s other property, but shall be segregated, held by such Company in trust for the Agent, and shall be delivered immediately by such Company to the Agent in the identical form received by such Company by deposit to the Depository Accounts. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in any Company’s Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.
4. Each Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each Company also agrees to safeguard, protect and hold all Equipment for the account of the Lenders, and make no disposition thereof unless such Company first obtains the prior written approval of the Agent. Any sale, exchange or other disposition of any Equipment shall only be made by a Company with the prior written approval of the Agent, and the proceeds of any such sales shall not be commingled with such Company’s other property, but shall be segregated, held by such Company in trust for the Agent, and shall be delivered immediately by such Company to the Agent in the identical form received by such Company by deposit to the Depository Accounts. All proceeds of any such sale of Equipment shall be applied first to the Term Loans pursuant to Paragraph 8 of Section 4 of this Financing Agreement, and second to the outstanding Obligations as the Agent shall determine in sole discretion. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, the Companies may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in a Company’s operations, provided, however, that (a) the then book value of all such Equipment so disposed of does not exceed $1,000,000.00 in the aggregate in any fiscal year and (b) the proceeds of such sales or dispositions are delivered to the Agent in accordance with the foregoing provisions of this Paragraph 4, except that a Company may retain and use such proceeds to purchase forthwith replacement Equipment which such Company determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold, provided, however, that the aforesaid right shall automatically cease upon the occurrence of an Event of Default which is not waived.

5. The rights and security interests granted hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Collective Loan Account maintained on the books of the Agent may from time to time be temporarily in a credit position, until the final payment in full of all Obligations and the termination of this Financing Agreement. Any delay or omission by the Agent to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver be in writing and signed by the Agent and/or the Required Lenders, as the case may be. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.
6. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s rights hereunder.
7. Any reserves or balances to the credit of any Company and any other property or assets of any Company in the possession of the Agent or any Lender may be held as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due but shall be returned to the applicable Company on request unless there is then an uncured Default or unwaived Event of Default. The liens and security interests granted herein and any other lien or security interest the Agent or any Lender may have in any other assets of any Company, shall secure payment and performance of all now existing and future Obligations. The Agent may in its discretion charge any or all of the Obligations to the Collective Loan Account of the Companies when due.
8. This Financing Agreement and the obligation of the Companies to perform all of their covenants and obligations hereunder are further secured by a mortgage, deed of trust or assignment on the Real Estate.
9. Each Company shall give to the Agent from time to time such mortgage, security interest, or deed of trust (in form and substance satisfactory to the Agent) on the Real Estate or the assets acquired with the proceeds of any Revolving Loan or Term Loan as the Agent shall require to obtain a valid first lien thereon subject only to the Permitted Encumbrances.
10. Each Company shall give to the Agent, and/or shall cause the appropriate party to give to the Agent, from time to time such pledge or security agreements with respect to the capital stock of any subsidiary of a Company as the Agent shall require to obtain valid first liens thereon.

11. Each Company possesses all General Intangibles and rights thereto necessary to conduct its business as conducted as of the date hereof and such Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. Each Company shall deliver to the Agent, and/or shall cause the appropriate party to deliver to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of such Company as the Agent shall require to obtain valid first priority perfected security interests therein. In furtherance of the foregoing, each Company shall provide timely notice to the Agent of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the date hereof and such Company shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. Each Company hereby irrevocably grants to the Agent a royalty-free, non-exclusive license in such Company’s General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of such General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of such General Intangibles, including use of the Equipment and the Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Agent’s lien and perfection in any General Intangibles.
12. Each Company represents and warrants to the Agent that as of the date hereof, to the best of its knowledge after due inquiry, such Company holds no interest in any Commercial Tort Claim. If such Company at any time holds or acquires a Commercial Tort Claim, such Company agrees to promptly notify the Agent in writing of the details thereof, and in such writing such Obligor shall grant to the Agent a security interest in such Commercial Tort Claim and in the proceeds thereof, all upon the terms of this Financing Agreement.
SECTION 7. Representations, Warranties and Covenants
1. Each Company hereby warrants and represents and/or covenants that, on a consolidated basis: (i) the fair value of the Companies’ assets exceeds the book value of the Companies’ liabilities; (ii) the Companies are generally able to pay their debts as they become due and payable; and (iii) the Companies do not have unreasonably small capital to carry on their businesses as they are currently conducted absent extraordinary and unforeseen circumstances. Each Company further warrants and represents that, except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; that, except for the Permitted Encumbrances, such Company is or will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; that such Company will at its expense forever warrant and, at the Agent’s request, defend the same from any and all claims and demands of any other person other than the Permitted Encumbrances; that such Company will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of such Company and that the Equipment is and will only be used by such Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by such Company without the prior written approval of the Agent except as otherwise permitted in Paragraph 4 of Section 6 of this Financing Agreement.

2. Pending Litigation. Each Company hereby represents and warrants that there exist no actions, suits or proceedings of any kind by or against such Company, pending in any court or before any arbitrator or governmental body, or to the best of such Company’s knowledge, threatened against such Company, that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change.
3. Maintenance of Collateral Records; Inspection. Each Company agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. Each Company agrees that the Agent or its agents may enter upon a Company’s premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. Each Company agrees to afford the Agent prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof, are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its liens thereon. Each Company is also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted therein.
4. Collateral Reporting. Each Company agrees to execute and deliver to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral pledged hereunder. Any Company’s failure, however, to promptly give such statements or schedules shall not affect, diminish, modify or otherwise limit the Agent’s security interests in the Collateral.
5. Execution of Supplemental Instruments. Each Company agrees to comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by each Company to file from time to time any financing statements, continuations or amendments covering the Collateral without such Company’s signature in accordance with the provisions of the UCC. Each Company hereby consents to and ratifies the filing of any financing statements covering the Collateral by the Agent on or prior to the date of this Financing Agreement. Each Company agrees to do whatever the Agent may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with the Agent’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of the Collateral to the Agent’s possession in accordance with the terms hereof; (e) obtaining waivers from landlords, warehousemen, third party processors and mortgagees; and (f) performing such further acts as the Agent may reasonably require in order to effect the purposes of this Financing Agreement.

6. Insurance. (a) Each Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Agent’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in the Agent’s favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At any Company’s request, or if the Companies fail to maintain such insurance, the Agent may arrange for such insurance, but at the Companies’ expense and without any responsibility on the Agent’s part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or any Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(b) (i) In the event of any loss or damage by fire or other casualty, Insurance Proceeds relating to Inventory shall first reduce the Revolving Loan and then the outstanding principal balance of the Term Loans, in which case such Insurance Proceeds shall be applied to the then last maturing installments of principal of such Term Loans as the Agent may elect.
(ii) In the event any part of the Real Estate or the Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000.00, the Agent shall promptly apply such Insurance Proceeds to reduce the outstanding balances under the Revolving Loan.
(iii) As long as an Event of Default has not occurred (which is not waived), and the Insurance Proceeds for damage or other casualty to any part of the Real Estate or the Equipment are in excess of $100,000.00, the Companies may elect (by delivering written notice to the Agent) to replace, repair or restore such party of the Real Estate or the Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Insurance Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as the Agent may reasonably elect.
(iv) If the Companies elect to use the Insurance Proceeds for the repair, replacement or restoration of any part of the Real Estate or the Equipment, and there is then no Event of Default, (i) Insurance Proceeds on any part of the Equipment and the Real Estate in excess of $100,000.00 will be applied to the reduction of the Revolving Loans and (ii) the Agent may set up a reserve against Availability for an amount equal to the proceeds referred to in clause (i) hereof. The reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration such damaged part of the Real Estate or the Equipment and disbursements in connection therewith. Prior to the commencement of any restoration, repair or replacement of any part of the Real Estate, the Companies shall provide the Agent with a restoration plan and a total budget therefor. If there are insufficient Insurance Proceeds to cover the cost of restoration as so determined, the Companies shall be responsible for the amount of any such insufficiency, prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional certificate of occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Companies (collectively, the “Completion”). Upon the Completion, any remaining reserve as established hereunder will be automatically released.
7. Taxes. Each Company agrees to pay, when due, all taxes, assessments, claims and other charges lawfully levied or assessed upon any Company or the Collateral unless such taxes are being diligently contested in good faith by a Company by appropriate proceedings. Notwithstanding the foregoing, if any lien shall be claimed thereunder (x) for taxes due the United States of America or (y) which in the Agent’s opinion might create a valid obligation having priority over the rights granted to the Agent herein, such lien shall not be a Permitted Encumbrance and the Companies shall immediately pay such tax and remove the lien of record. If the Companies fail to do so, then the Agent may pay such taxes, and the amount thereof shall be an Obligation secured hereby and due on demand.
8. Compliance with Laws; Indemnification. Each Company: (a) agrees to comply with all material acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of a Company’s business; provided that a Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the Agent’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of such Company. Each Company hereby indemnifies the Agent and each Lender and agrees to defend and hold the Agent and each Lender harmless from and against any and all loss, damage, claim, liability, injury or expense which the Agent or any Lender may sustain or incur in connection with: any claim or expense asserted against the Agent or any Lender as a result of any environmental pollution, hazardous material or environmental clean-up of any Company’s real property; or any claim or expense which results from any Company’s operations (including, but not limited to, a Company’s off-site disposal practices) and each Company further agrees that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations or amounts payable hereunder; and (c) shall not be deemed to have breached any provision of this Paragraph 8 if (i) the failure to comply with the requirements of this Paragraph 8 resulted from good faith error or innocent omission and (ii) a Company promptly commences and diligently pursues a cure of such breach and such cure is eventually, within a reasonable time frame based upon the circumstances and amount of work required, completed.

9. Financial and Other Reporting. Until termination of this Financing Agreement and the other Financing Documents and payment and satisfaction in full of all Obligations due hereunder, each Company agrees that, unless the Agent, or the Required Lenders, as the case may be, shall have otherwise consented in writing, ROA will, and if it does not do so, than any other Company will, furnish to the Agent and each Lender: (a) as soon as available and no later than ninety (90) days after the end of each fiscal year of the Companies (or, if later, the date on which such financial statements are filed with the Securities and Exchange Commission), an audited Consolidated Balance Sheet as at the close of such year, related audited consolidated statement of profit and loss, cash flows, stockholders’ equity and reconciliation of surplus of the Companies and all subsidiaries for such year and an unaudited statement of profit and loss for such year for each operating division of the Companies (including, without limitation, the Quarrying Division, the Manufacturing Division, the Retailing Division), setting forth in each case, in comparative form, the figures for the previous fiscal year, audited by independent public accountants selected by ROA and satisfactory to the Agent and in such form as is then required by the Securities and Exchange Commission; (b) as soon as available and no later than sixty (60) days after the end of each fiscal quarter (or, if later, the date on which such financial statements are filed with the Securities and Exchange Commission), a Consolidated Balance Sheet as at the end of such. period, and related consolidated statement of profit and loss, cash flows, stockholders’ equity and surplus of the Companies and all subsidiaries for such period, and an unaudited statement of profit and loss for such period for each operating division of the Companies (including, without limitation, the Quarrying Division, the Manufacturing Division, the Retailing Division) setting forth in each case, in comparative form, the figures for the corresponding period of the previous fiscal year, certified by an authorized financial or accounting officer of ROA, along with a compliance certificate satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained in this Financing Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) the Companies are in compliance with all of the terms and provisions set forth in this Financing Agreement; (c) within thirty (30) days after the end of each month, a Consolidated Balance Sheet as at the end of such period, statement of profit and loss, cash flows, stockholders’ equity surplus of the Companies and all subsidiaries for such period, and an unaudited statement of profit and loss for such period for each operating division of the Companies (including, without limitation, the Quarrying Division, the Manufacturing Division, the Retailing Division) setting forth in each case, in comparative form, the figures for the corresponding period of the previous fiscal year, certified by an authorized financial or accounting officer of ROA; (d) within thirty (30) days after the end of each month, a Borrowing Base Certificate certifying the Companies’ Borrowing Base as of the last day of such month, together with a report, in form and substance, and in such detail, as shall be satisfactory to the Agent, of the amount and value by location and type of the Inventory, the aging of the Companies’ Accounts, the concentration of each Companies’ customers, and a work-up of each Company’s ineligible Accounts and Inventory, in each case, as of the end of such month; (e) within sixty (60) days, after the end of each fiscal year, the Companies’ forecasted Consolidated Balance Sheet, and related consolidated statement operations, stockholders’ equity, cash flows and Availability (all prepared on a consistent basis with the

Companies’ historical consolidated and consolidating financial statements) together with appropriate supporting details and a statement of underlying assumptions, in each case for the forthcoming fiscal year, prepared on a month-to-month basis; and (f) from time to time, such further information regarding the operations, business affairs and financial condition of any Company, any subsidiary of any Company, or any division of the Companies or such subsidiaries as the Agent may reasonably request, including, without limitation, updated cash flow projections and information regarding same retail store sales, each in form satisfactory to the Agent and the management letter from the public accountants at fiscal year end. Each financial statement required hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that during the particular accounting period: (i) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; and (ii) no Company has received any notice of cancellation with respect to its property insurance policies. Each such officer’s certificate shall also set forth reasonably detailed calculations of the Companies’ Availability as of the last day of the applicable accounting period, Fixed Charge Coverage Ratio, Leverage Ratio and Capital Expenditures for the period then ended and set forth such other information as will demonstrate the Companies’ compliance with Paragraphs 12, 13 and 14, respectively, of Section 7.
10. Negative Covenants. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder, each Company agrees that, without the prior written consent of the Agent or the Required Lenders, as the case may be, except as otherwise herein provided, the Companies, or any one of them, will not:
(a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;
(b) Incur or create any Indebtedness other than the Permitted Indebtedness;
(c) Borrow any money on the security of the Collateral from sources other than the Lenders acting through the Agent;
(d) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of a Company’s assets, which do not constitute Collateral;
(e) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by a Company, provided, however, that any Company, on ten (10) Business Days prior notice to the Agent, may merge with (i) any other Company or (ii) any subsidiary of a Company provided a Company is a survivor of such merger;

(f) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(g) Declare or pay any cash dividend of any kind on, or purchase, acquire, redeem or retire, for cash, any capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that: (i) any Company may declare and pay dividends on its capital stock to ROA to facilitate payment of income taxes due as a result of the filing of a unitary or consolidated tax return on which the income of such Company is included; (ii) with the prior written consent of the Required Lenders, any Company may purchase, acquire, redeem or retire, for cash, any capital stock of or equity interest in such Company, provided, that (1) the aggregate amount of payments made by all of the Companies over the term of this Financing Agreement pursuant to this clause (ii) shall not exceed $2,000,000.00, (2) Availability on the date of each such payment and after giving effect thereto shall, in each case, be not less than $3,000,000.00 (for purposes hereof, Availability shall be calculated without including the amount referred to in clause (c) of the definition of such term), (3) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to any such payment, and (4) such Company shall have given the Agent at least ten (10) days’ prior written notice of such payment; and (iii) in addition to the dividends permitted to be paid under clause (i) above, any Company may declare and pay cash dividends on its capital stock, provided, that (1) the aggregate amount of dividends paid by all of the Companies pursuant to this clause (iii) shall not exceed $185,000.00 in any fiscal quarter or $740,000.00 in any fiscal year (with no carry-over of amounts from one quarter or one year to another), (2) Availability on the date of payment of each such dividend and after giving effect thereto shall, in each case, be not less than $3,000,000.00 (for purposes hereof, Availability shall be calculated without including the amount referred to in clause (c) of the definition of such term), (3) such Company shall have given the Agent at least three (3) days’ prior written notice of such payment, and (4) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to any such dividend; or
(h) Make any advance or loan to, or any investment in, any firm, entity, person or corporation provided, however, that (i) any Company may make an advance or loan to, or an investment in, any other Company, and (ii) any Company may make an advance or loan to, or an investment in, any affiliate or subsidiary of any Company provided the aggregate outstanding amount of all such loans, investments and advances under this clause (ii) shall not exceed $2,500,000.00 in the aggregate at any one time.
11. Maximum Operating Lease Obligations. Without the prior written consent of the Required Lenders, or the Agent, as the case may be, the Companies, or any one of them, will not enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases of the Companies during any fiscal year would exceed $1,000,000.00.

12. Minimum Fixed Charge Coverage Ratio. The Companies shall maintain a Fixed Charge Coverage Ratio, on a consolidated basis, for each period set forth below of not less than the ratio set forth below, opposite such period:

Period	Minimum Fixed Charge Coverage Ratio

four (4) fiscal quarters ending on or about December 31, 2007	1.0 to 1.0

four (4) fiscal quarters ending on or about March 31, 2008	1.0 to 1.0

four (4) fiscal quarters ending on or about June 30, 2008	1.0 to 1.0

four (4) fiscal quarters ending on or about September 30, 2008	1.0 to 1.0

four (4) fiscal quarters ending on or about December 31, 2008	1.0 to 1.0

four (4) fiscal quarters ending on or about March 31, 2009, and each consecutive period of four (4) fiscal quarters ending thereafter	1.1 to 1.00
13. Maximum Leverage Ratio. The Companies shall maintain at all times, on a consolidated basis, a Leverage Ratio of not more than 2.0 to 1.0; provided, however, that any change in Tangible Net Worth directly resulting from the Companies’ compliance with Financial Accounting Standards Board Statement No. 158 (“FASB 158”) shall be disregarded for purposes of calculating the Leverage Ratio as of any date, provided, further that solely for purposes of determining the compliance by the Companies with the Leverage Ratio, the maximum amount of any reduction in Tangible Net Worth directly resulting from the Companies’ compliance with FASB 158 shall be $6,000,000.00.
14. Maximum Capital Expenditures. The Companies shall not make or contract to make, on a consolidated basis, Capital Expenditures in an aggregate amount in excess of: (a) during the fiscal year ending on or about December 31, 2007, $3,000,000.00; and (b) during any fiscal year ending thereafter, $3,000,000.00.
15. Environmental Matters. Each Company agrees to advise the Agent in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 for (x) environmental clean-up, (y) environmental compliance or (z) environmental testing and the impact of said expenses on the Companies’ Working Capital; (b) any notices such Company receives from any local, state or federal authority advising such Company of any material environmental liability (real or potential) stemming from such Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by such Company; or (c) any environmental audit report conducted with respect to any portion of the Real Estate which reveals a material liability (real or potential) stemming from such Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by such Company; and to provide the Agent with copies of all such notices if so required. Each Company shall furnish to the Agent not less than five (5) days prior to the acquisition by such Company of any Real Estate a “Phase I” environmental audit report in form and substance satisfactory to the Agent with respect to such Real Estate. In the event any environmental audit report(s) discloses or indicates any material liability (real or potential) stemming from any Real Estate or any Company’s or prior owners’ operations, waste disposal practices or waste disposal sites with respect to any Real Estate, the Agent may deduct its good faith estimate of the amount of such liability from the appraised value of such Real Estate, and in the event that the aggregate appraised value of all Real Estate with respect to which the Agent is mortgagee is less than the aggregate amount of outstanding Obligations arising from the Term Loans, then the Agent may request and the Companies agree to grant and execute additional mortgages on Real Estate until the aggregate appraised value of mortgaged Real Estate is equal to the aggregate amount of outstanding Obligations arising from the Term Loans. Each Company hereby represents and warrants that (x) the applicable Companies have complied with all remediation recommendations contained in, and have addressed in a reasonable manner all other similar types of recommendations contained in the Existing Phase I Reports and (y) to the best of each Company’s knowledge after due inquiry, no material adverse development or event has occurred with respect to any real property, or any environmental condition applicable thereto, covered by the Existing Phase I Reports, since the date of the Existing Phase I Reports.
16. Replacement Term Loan Promissory Note. Upon receipt of an affidavit of an officer of the Agent as to the loss, theft, destruction or mutilation of a Term Loan Promissory Note or any other security document which does not constitute a public record, and in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Term Loan Promissory Note or other security document, the Companies will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise like tenor.
17. Inventory Appraisals. Upon the occurrence and during the continuance of an Event of Default, each Company shall cause to be performed from time to time, at the Agent’s request, an appraisal, in form and substance satisfactory to the Agent, of the net orderly liquidation value of the Inventory, each such appraisal to be conducted by an appraiser acceptable to the Agent and at the sole cost and expense of such Company. The Agent may cause to be performed from time to time, at its sole cost and expense, an appraisal of the net orderly liquidation value of the Inventory, so long as no Event of Default shall have occurred and is continuing.
18. Anti-Money Laundering and Terrorism Regulations. The Companies agree to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56). The Companies also agree to ensure that no person who owns a controlling interest in or otherwise controls any Company is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Companies acknowledge that the Agent’s and the Lenders’ performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Companies agree to provide to the Agent all information about the Companies’ ownership, officers, directors, customers and business structure as the Agent reasonably may require to comply with, such laws, regulations and executive orders.

19. ERISA. No Company has (i) engaged in any “prohibited transaction”, as defined in ERISA, (ii) had any “accumulated funding deficiency”, as defined in ERISA, other than as previously disclosed to the Agent in writing, (iii) incurred any “reportable event” as defined in ERISA, (iv) terminated any “plan”, as defined in ERISA or (v) been engaged in any proceeding in which the Pension Benefit Guaranty Corporation sought appointment, or was appointed, as trustee or administrator of any “plan”, as defined in ERISA (“Plan”). Other than as previously disclosed to the Agent in writing, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Change, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of SFAS 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Change.
SECTION 8. Interest, Fees and Expenses.
1. Interest on the Revolving Loan shall be payable monthly as of the end of each month and shall be an amount equal to a variable per annum rate equal to the Chase Bank Rate plus the Applicable Increment, or, at ROA’s election, at a fixed per annum rate equal to Libor plus the Applicable Increment. Interest shall be computed on a per annum basis on the average of the net balances owing by the Companies at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder shall change as of the first of the month following any change. ROA may elect to use Libor as to any new or then outstanding Revolving Loans provided (x) there is then no Default or unwaived Event of Default and (y) ROA has advised the Agent of its election to use Libor and the Libor Period selected no later than three (3) Business Days prior to the proposed borrowing or, in the case of a Libor election with respect to a then outstanding Revolving Loan, three (3) Business Days prior to the conversion of any then outstanding Revolving Loans to Libor Loans and (z) the election and Libor shall be effective, provided there is then no Default or unwaived Event of Default, on the fourth (4th) Business Day following said notice. The Libor elections must be for $1,000,000.00 or whole multiples thereof. No more than four (4) Libor elections may be in effect at any one time. The Agent shall be entitled to charge the Collective Loan Account (i) at the rate provided for herein when due until all Obligations have been paid in full; (ii) the Libor Processing Fee on the effective date of the Libor Election. All rates hereunder shall be calculated based on a 360 day year.
2. Interest on the Term Loans shall be payable monthly as of the end of each month and shall be an amount equal to the Chase Bank Rate plus the Applicable Increment, or, at ROA’s election, at a fixed per annum rate equal to Libor plus the Applicable Increment. Interest shall be computed on a per annum basis on the average of the net balances owing by the Companies at the close of each day during such month. In the event of any change in the Chase Bank Rate, the rate hereunder shall change as of the first of the month following any such change. ROA may elect to use Libor as to any portion of any of the Term Loans, provided (x) there is then no Default or unwaived Event of Default and (y) ROA has advised the Agent of its election to use Libor and the Libor Period selected no later than three (3) Business Days prior to the proposed borrowing or, in the case of a Libor election with respect to a then outstanding Term Loan, three (3) Business Days prior to the conversion of the applicable portion of any then outstanding Term Loans to a Libor Loan and (z) the election and Libor shall be effective, provided there is then no Default or unwaived Event of Default, on the fourth (4th) Business Day following such notice. The Libor elections must be for $1,000,000.00 or whole multiples thereof. No more than an aggregate of four (4) Libor elections (whether under this Paragraph 2 or Paragraph 1 above) may be in effect under this Financing Agreement at any one time. The Agent shall be entitled to charge the Collective Loan Account (i) at the rate provided for herein when due until all Obligations have been paid in full; (ii) the Libor Processing Fee on the effective date of the Libor Election. All rates hereunder shall be calculated based on a 360 day year.
3. At the end of each fiscal quarter ROA, and if ROA shall fail to do so, than a Company shall deliver to the Agent and each Lender a copy of the Companies’ (i) Consolidated Balance Sheet for the fiscal quarter then ended or (ii) if the fiscal year is then over, Consolidated Balance Sheet for the fiscal year then ended. If the Companies had, on a consolidated basis, for the preceding fiscal quarter, a Funded Debt to Net Worth Ratio that pursuant to Paragraph 1 above entitles the Companies (but subject to the provisions of Paragraph 2 of Section 10 of this Financing Agreement), with respect to interest charged on Revolving Loans and the Term Loans, to the lower spread over the Chase Bank Rate and Libor, the reduction shall be effective provided there is no Default or Event of Default then in existence on both (i) the date of delivery to the Agent of such Consolidated Balance Sheet and (ii) the date of effectiveness of such lower spreads. The lower spread over (x) the Chase Bank Rate shall be effective on the first day of the month following the Agent’s receipt of the aforesaid Consolidated Balance Sheet; (y) Libor as to all loans which are not Libor Loans shall be effective on the first day of the month following the Agent’s receipt of the aforesaid Consolidated Balance Sheet; and (z) Libor as to all then Libor Loans shall be effective on the day after the expiration of a Libor Period, and such lower spread over the Chase Bank Rate and Libor shall be prospective only and shall not be retroactive. Failure to deliver, within sixty (60) days of the end of a fiscal quarter or within one hundred twenty (120) days of the end of a fiscal year, the aforesaid Consolidated Balance Sheet shall constitute a forfeiture by the Companies of any right to a rate reduction for the next succeeding quarter and the Agent may charge the highest spread permitted over Libor or the Chase Bank Rate, as applicable, in each case, with respect to interest charged on Revolving Loans and the Term Loans.
4. The Companies shall pay to the Agent, for the account of the Lenders, such amount or amounts as shall compensate the Lenders for any loss, costs or expense incurred by the Agent and/or the Lenders as a result of: (i) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan, or (ii) any failure to borrow a Libor Loan on the date for such borrowing specified in the relevant notice; such compensation to include, without limitation, an amount equal to any loss or expense suffered by the Agent and/or the Lenders during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by the Agent and/or the Lenders upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Loan for such Libor Period. The determination by the Agent and/or the Lenders of the amount of any such loss or expense, when set forth in a written notice to the Companies, containing the calculations thereof in reasonable detail, shall be conclusive, in the absence of manifest error.

5. The Companies shall pay the Agent, for the account of the Lenders, in consideration of the Letter of Credit Guaranty Fee, payable on date of issuance of each Letter of Credit, in an amount equal to (a) the Applicable Fee Percentage, multiplied by (b) the face amount of such Letter of Credit.
6. Intentionally Omitted.
7. Any charges, fees, commissions, costs and expenses charged to the Agent for any Company’s account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Collective Loan Account in full when charged to, or paid by, the Agent and when made by any such Issuing Bank shall be conclusive on the Agent.
8. The Companies shall reimburse or pay the Agent, as the case may be, for (i) all Out-of-Pocket Expenses of the Agent and (ii) any applicable Documentation Fee when charged to or paid by the Agent.
9. Upon the last Business Day of each month, commencing with the month of October, 2007, the Companies shall pay to the Agent, for the account of the Lenders, the Line of Credit Fee, which shall be calculated based on a 360-day year.
10. To induce the Lenders to enter into this Financing Agreement and to consummate the transactions contemplated to occur hereunder, the Companies shall pay to the Agent, for the account of the Lenders, a Closing Fee equal to $75,000.00. Such Closing Fee shall be non-refundable when paid, shall be deemed to be fully earned, and shall be due and payable in full on the Closing Date.
11. Upon the first Business Day of each month, the Companies shall pay to the Agent, solely for the account of the Agent, a non-refundable Collateral Management Fee of $1,000.00, which fee shall be fully earned on the first Business Day of each month.
12. At the end of each fiscal quarter, ROA and if ROA shall fail to do so than a Company shall deliver to the Agent and each Lender a copy of the Companies’ (i) Consolidated Balance Sheet for the fiscal quarter then ended or (ii) if the fiscal year is then over, Consolidated Balance Sheet for the fiscal year then ended. If the Companies had, for the preceding fiscal quarters, a Funded Debt to Net Worth Ratio such that pursuant to Paragraphs 5, 9 and 11 above, the Companies shall be entitled to a Letter of Credit Guaranty Fee in accordance with the definition of Applicable Fee Percentage, and such reduction shall be effective provided each of the following conditions are met: (a) there is no Default or Event of Default then in existence on both (i) the date of delivery to the Agent of such Consolidated Balance Sheet and (ii) the date of effectiveness of such lower Letter of Credit Guaranty Fee and (b) the lower Letter of Credit Guaranty Fee shall be prospective only and shall not be retroactive. Failure to deliver, within sixty (60) days of the end of a fiscal quarter or within one hundred twenty (120) days of the end of a fiscal year, the aforesaid Consolidated Balance Sheet shall constitute a forfeiture by the Companies of any right to a reduction of the Letter of Credit Guarantee Fee for the next succeeding quarter and the Agent may charge the highest fee permitted.

13. The Companies shall pay the Agent’s standard charges for, and the fees and expenses of, the Agent’s personnel for reviewing the books and records of the Companies, or any one or more of them, and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable if the Companies are paying a Collateral Management Fee. If the Companies are not paying a Collateral Management Fee and there is then no Default or Event of Default, such fees and expenses shall not exceed $6,000.00 in any calendar year, provided, however, that whether or not the Companies are paying a Collateral Management Fee, if there is a then Default or Event of Default then there shall be no dollar limitation on the amount of such fees and expenses.
14. Each Company hereby authorizes the Agent to charge the Collective Loan Account with the Agent with the amount of all payments due hereunder as such payments become due. Each Company confirms that any charges which the Agent may so make to the Collective Loan Account as herein provided will be made as an accommodation to the Companies and solely at the Agent’s discretion.
15. All agreements between the Companies and the Agent are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Agent for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then each Term Loan Promissory Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Companies and the Agent in the execution, delivery and acceptance of each Term Loan Promissory Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Financing Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Agent should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Companies and the Agent.
SECTION 9. Powers.
Each Company hereby constitutes the Agent on behalf of the Lenders or any person or agent the Agent may designate as its attorney-in-fact, at each Company’s cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been paid in full:

(a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or any Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;
(b) To receive, open and dispose of all mail addressed to any Company and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;
(c) To request from customers indebted on Accounts at any time, in the name of the Agent or the applicable Company or that of the Agent’s designee, information concerning the amounts owing on the Accounts;
(d) To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Collective Loan Account; and
(e) To take or bring, in the name of the Agent or any Company, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.
Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived.
SECTION 10. Events of Default and Remedies.
1. Notwithstanding anything hereinabove to the contrary, the Agent, acting for the Lenders, may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein “Events of Default”):
(a) cessation of the business of a Company or the calling of a meeting of the creditors of any Company for purposes of compromising the debts and obligations of any Company;
(b) the failure of any Company to generally meet debts as they mature;
(c) the commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law;
(d) the commencement against any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; provided, however, that such Default shall not constitute an Event of Default if the proceeding, case, petition or arrangement is dismissed within sixty (60) days of such filing or commencement;

(e) material breach by any Company of any warranty, representation or covenant contained herein (other than those referred to in subparagraph (f) below) or in any other written agreement between the Agent and/or the Lenders and any Company, provided that such Default by any Company of any of the warranties, representations or covenants referred in this subparagraph (e) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Agent’s satisfaction for a period of thirty (30) days from the date of such breach;
(f) breach by any Company of any warranty, representation or covenant of Section 3, Paragraphs 3 (other than the third sentence of Paragraph 3) and 4; Section 6, Paragraphs 3 and 4 (other than the first sentence of Paragraph 4); Section 7, Paragraphs 1, 5, 6, and 9 through 15;
(g) failure of any Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Collective Loan Account on the due date thereof;
(h) the Companies, on a consolidated basis, sustain a net loss in any fiscal year as determined in accordance with GAAP;
(i) any Company shall (i) engage in any “prohibited transaction”, as defined in ERISA, (ii) have any “accumulated funding deficiency”, as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this subparagraph (i) such event or condition (x) remains uncured for a period of ninety (90) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject any Company to any tax, penalty or other liability material to the business, operations or financial condition of any Company;
(j) any Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
(k) a Change of Control shall occur absent prior written consent thereto by the Agent and the Lenders.
2. Upon the occurrence of a Default or an Event of Default, at the option of the Agent, all loans and advances provided for in Paragraph 1 of Section 3 of this Financing Agreement shall be thereafter in the Agent’s sole discretion and the obligation of the Lenders, acting through the Agent, to make revolving loans and/or open Letters of Credit shall cease unless such Default is cured to the Agent’s satisfaction or such Event of Default is waived, and at the option of the Agent, or at the direction of the Required Lenders, upon the occurrence of an Event of Default: (i) all Obligations shall become immediately due and payable; (ii) the Agent may charge the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement provided (a) the Agent has given the Companies written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the event listed in Paragraph 1(c) or 1(d) of this Section 10 and (b) the Companies have failed to cure the Event of Default within ten (10) days after (x) the Agent deposited such notice in the United States mail or (y) the occurrence of the

Event of Default listed in Paragraph 1(c) or 1(d) of this Section 10; and (iii) the Agent may immediately terminate this Financing Agreement upon notice to ROA, provided, however, that no notice of termination is required if the Event of Default is the event listed in Paragraph 1(c) or 1(d) of this Section 10. The exercise of any option is not exclusive of any other option which may be exercised at any time by the Agent. A Default Rate of Interest shall cease as soon as the Event of Default giving rise to the Default Rate of Interest is waived. In the event the Default Rate of Interest is charged as a result of a breach or violation of Paragraphs 14 or 15 of Section 7 of this Financing Agreement, the Default Rate of Interest shall cease as soon as the Companies demonstrate on the next succeeding test date that they have not breached or violated the covenants applicable for said test date and that there is not another outstanding Event of Default.
3. Immediately upon the occurrence of any Event of Default, the Agent may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at any Company’s expense, such of a Company’s personnel, supplies or space at any Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Company or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the applicable Company or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory and Equipment without judicial process, and to enter any premises where any Inventory and Equipment may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Company or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate. Each Company agrees, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of any Company where then located and to make available to the Agent the premises and facilities of any Company for the purpose of the Agent’s taking possession of, removing or putting the Inventory located there and Equipment located there in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The Net Cash Proceeds resulting from the Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and each Company shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to ROA or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The mortgage, deed of trust or assignment on the Real Estate shall govern the rights and remedies of the Agent thereto.
SECTION 11. Termination.
Except as otherwise permitted herein, the Agent may, and shall at the request of the Required Lenders, terminate this Financing Agreement and the Line of Credit only as of the fifth or any subsequent Anniversary Date and then only by giving ROA at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing, the Agent may, and shall at the request of the Required Lenders, terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 1(c) or 1(d) of Section 10 of this Financing Agreement, the Agent may regard the Financing Agreement as terminated and notice to that effect is not required. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. Notwithstanding the foregoing, ROA may terminate this Financing Agreement and the Line of Credit at any time upon sixty (60) days’ prior written notice to the Agent, provided that the Companies pay to the Agent, for the account of the Lenders, immediately on demand, an Early Termination Fee and the Prepayment Premium, if applicable, provided, however, that in the event CIT, or an affiliate or subsidiary of CIT, ceases to be either a Lender or the Agent, ROA may, within sixty (60) days from the date such cessation occurs, terminate this Financing Agreement and the Line of Credit upon sixty (60) days prior notice to the Agent without payment of an Early Termination Fee and/or the Prepayment Premium. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in the Collective Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent. All of the Agent’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.
SECTION 12. Agreement Between the Lenders.
1. (a) The Agent, for the account of the Lenders, shall disburse all loans and advances to the Companies and shall handle all collections of Collateral and repayment of Obligations. It is understood that for purposes of advances to the Companies and for purposes of this Section 12 the Agent is using the funds of the Agent.
(b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to one or more of the Companies that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date and the Agent may, in reliance upon such assumption, make available to one or more of the Companies a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the highest rate per annum applicable to Revolving Loans hereunder, on demand, from the Companies without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate Agent to make available to any Company the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.
2. On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.
3. The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to ROA.
4. The Agent shall, after receipt of any interest and fees earned under this Financing Agreement, promptly remit to the Lenders: (a) their pro rata portion of all fees, provided, however, that the Lenders (other than CIT in its role as Lender and as Agent) shall (x) not share in the Collateral Management Fee or Documentation Fees and (y) receive their share of the Loan Facility Fee in accordance with their respective agreements with the Agent; and (b) interest computed at the applicable rate provided for in this Financing Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Companies interest.
5. (a) Each Company acknowledges that the Lenders, with the consent of the Agent and ROA, which consent shall not be unreasonably withheld, may sell participations in the loans and extensions of credit made and to be made hereunder (the “Participants”) for amounts not less than $1,000,000.00 each. Each Company further acknowledges that in doing so, the Lenders may grant to such Participants certain rights which would require the Participant’s consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement, provided that the consent of any such Participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 13, Paragraph 10 hereof
(b) Each Company authorizes each Lender to disclose to any Participant or purchasing lender (“Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Companies and their affiliates which has been delivered to such Lender by or on behalf of any Company pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of any Company in connection with such Lender’s credit evaluation of the Companies and their affiliates prior to entering into this Financing Agreement.

6. Each Company has made and will, from time to time, make available to the Agent and/or the Lenders certain financial and other business information (the “Confidential Information”) relating to its business. By their signatures hereto or to the Assignment and Transfer Agreement, the Agent and each Lender agree to maintain the confidentiality of all Confidential Information, and to disclose such information only (a) to officers, directors or employees of such Agent or Lender and their legal or financial advisors, in each case to the extent necessary to carry out this Financing Agreement and in the case of CIT, to any direct or indirect subsidiary, affiliate or parent of The CIT Group/Business Credit Inc., and to JP Morgan Chase Bank Corporation, (b) to any other Person to the extent the disclosure of such information to such Person is required in connection with the examination of a Lender’s records by appropriate authorities, pursuant to court order, subpoena or other legal process or otherwise as required by law or regulation, and (c) to Transferees or potential Transferees. The Lenders, the Agent, Transferees and potential Transferees shall not be required to maintain the confidentiality of any portion of the Confidential Information which (a) is known by such Person or its agents, advisors or representatives prior to disclosure or (b) becomes generally available to the public provided that the disclosure of such Confidential Information does not violate a confidentiality agreement of which the Transferees, potential Transferees, the Agent or the Lender, as the case may be, has actual knowledge.
7. Each Company hereby agrees that each Lender is solely responsible for its portion of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for, the failure of any Lender to make available its portion of the Line of Credit. Further, should any Lender refuse to make available its portion of the Line of Credit, then another Lender may, but without obligation to do so, increase, unilaterally, its portion of the Line of Credit in which event the Companies are so obligated to that other Lender.
8. In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by any Company, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under, this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this Paragraph 8 shall not apply to any suits, actions, proceedings or claims that are unrelated, directly or indirectly, to this Financing Agreement.
9. Each of the Lenders agrees with each other Lender that any money or assets of any Company held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (x) the occurrence of an Event of Default and (y) the election by the Required Lenders-to accelerate the Obligations. In addition, each Company authorizes, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of, such Lender the Obligations due such Lenders.

10. CIT shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions all or a portion of its rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Line of Credit, the Revolving Loans, the Term Loans and its rights and obligations with respect to Letters of Credit). The initial assignments by CIT shall be for amounts not less than $1,000,000.00 each. Upon execution of an Assignment and Transfer Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of CIT as the case may be hereunder and (ii) CIT shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Financing Agreement. Each Company shall, if necessary, execute any documents reasonably required to effectuate the assignments. No other Lender may assign its interest, in whole or in part, in the loans and advances and extensions of credit hereunder without (i) the prior written consent of the Agent and the Agent will give reasonable and good faith consideration to the opinions of ROA as to such prospective assignee; (ii) the payment to the Agent (solely for the Agent’s account) by the current or prospective Lender of a $5,000.00 fee for processing the assignment; and (iii) if the Transferee is a Foreign Lender (as defined in Paragraph 11 below) such Foreign Lender first complies with the provisions of Paragraph 11 below. Additionally, no other Lender shall assign such Lender’s interest in the loans and advances and extensions of credit hereunder (or any portion thereof) unless the interest to be so assigned is not less than $5,000,000.00 or all of the such Lender’s entire interest in the loans and advances and extensions of credit hereunder.
11. Any Lender organized under the laws of a jurisdiction outside of the United States (a “Foreign Lender”) shall deliver to Agent and ROA (i) two valid, duly completed copies of IRS Form 1001 or 4224 or successor applicable form, as the case may be, and any other required form, certifying in each case that such Foreign Lender is entitled to receive payments under this Financing Agreement without deduction or withholding of any United States federal income taxes, or (ii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c) (3) (A) of the Internal Revenue Code and cannot deliver either IRS Form 1001 or 4224 pursuant to clause (i) above, (A) a duly completed certificate of non-withholding acceptable to ROA and the Agent in their reasonable discretion (any such certificate, a “Tax Certificate”) and (B) two valid, duly completed copies of IRS Form W-8 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each such Foreign Lender shall also deliver to Agent and ROA two further copies of said Form 1001 or 4224 or Form W-8 and a Tax Certificate, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States of America federal income tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to ROA and Agent, and such extensions or renewals thereof as may reasonably be requested by ROA and Agent, certifying (x) in the case of a Form 1001 or 4224 that such Foreign Lender is entitled to receive payments under this Financing Agreement without deduction or withholding of any United States federal income taxes, or (y) in the case of a Form W-8 and a Tax Certificate, establishing an exemption from United States backup withholding tax.

SECTION 13. Agency.
1. Each Lender hereby irrevocably designates and appoints CIT as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents and irrevocably authorizes CIT as Agent for such Lender, to take such action on its behalf under the provisions of the Financing Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.
2. The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.
3. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with the Financing Agreement and all ancillary documents (except for its or such person’s own negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Company or any officer thereof contained in the Financing Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by, the Agent under or in connection with the Financing Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Agreement and all ancillary documents or for any failure of any Company to perform its obligations thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Financing Agreement and all ancillary documents or to inspect the properties, books or records of any Company.
4. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of counsel (including, without limitation, counsel to ROA), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless it shall first receive such advice or concurrence from all of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request from all of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

5. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or a Company describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.
6. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Companies and made, its own decision to enter into this Financing Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Financing Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Companies. The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.
7. Each Lender agrees to indemnify the Agent, on a pro rata basis, in its capacity as such (to the extent not reimbursed by any Company and without limiting the obligation of the Companies to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in anyway relating to, or arising out of, this Financing Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this Paragraph 7 shall survive the payment of the Obligations.

8. CIT may make loans to, and generally engage in any kind of business with, any Company as though CIT were not the Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as a Lender, CIT shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent and the terms “Lender” and “Lenders” shall include CIT in its individual capacities.
9. The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Lenders shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement, provided, however, that the Lenders shall: (a) notify ROA of the successor Agent and (b) request the consent of ROA to such successor Agent, which consent shall not be unreasonably withheld. ROA shall be deemed to have consented to the successor Agent if the Lenders do not receive from ROA, within ten (10) days of the Lenders’ notice to ROA, a written statement of ROA’s objection to the successor Agent. Should ROA not consent and no acceptable successor Agent is agreed upon within thirty (30) days of the date ROA advised the Lenders of its objection to the successor Agent, then the Lenders may appoint (without ROA’s consent) another successor Agent. After any retiring Agent’s resignation hereunder as Agent the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
10. Notwithstanding anything contained in this Financing Agreement to the contrary, CIT shall not, without the prior written consent of all Lenders: (a) amend this Financing Agreement to (i) increase the Line of Credit, (ii) reduce the interest rates, (iii) reduce or waive (1) any fees in which the Lenders share hereunder or (2) the repayment of any Obligations due the Lenders, (iv) extend the maturity of the Obligations or (v) alter or amend (A) this Paragraph 10, (B) the definitions of Eligible Accounts Receivable, Eligible Inventory, Collateral or Required Lenders, or the Agent’s criteria for determining compliance with such definitions of eligibility, or (C) the rates of advance set forth in Paragraph 1 of Section 3 hereof; (b) release Collateral in bulk without a corresponding reduction in the Obligations to the Lenders; or (c) intentionally make any Revolving Loan or assist in opening any Letter of Credit hereunder if after giving effect thereto the total of Revolving Loans and Letters of Credit hereunder would exceed one hundred ten percent (110%) of the maximum amount available under Sections 3 and 4 hereof. In all other respects the Agent is authorized to take such actions or fail to take such actions if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders, including, but not limited to, the making of an overadvance or the termination of the Financing Agreement upon the occurrence of an Event of Default unless it is specifically instructed to the contrary by the Required Lenders.
11. Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement, any Lender may terminate this Financing Agreement or the Line of Credit only as of the fifth or any subsequent Anniversary Date and then only by giving the Agent ninety (90) days prior written notice thereof. Within thirty (30) days after receipt of any such termination notice, the Agent shall, at its option, either (i) give notice of termination to ROA hereunder or (ii) purchase such Lender’s share of the Obligations hereunder for the full amount thereof plus accrued interest thereon.

SECTION 14. General Indemnity.
In addition to the Companies’ agreement to reimburse the Agent for Out-of-Pocket Expenses, but without duplication, the Companies hereby agree to indemnify the Agent and its officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:
(a) as a result of the Agent’s exercise of (or failure to exercise) any of the Agent’s rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of the Agent’s interests in the Collateral (including the defense of claims brought by a Company, as a debtor-in-possession or otherwise, any secured or unsecured creditors of a Company, or any trustee or receiver in bankruptcy);
(b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, a Company’s operation and use of the Real Estate, and a Company’s off-site disposal practices;
(c) arising from or relating to (i) the maintenance and operation of any Deposit Account, (ii) any agreement or document relating to any Deposit Account to which any Indemnified Party is party and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;
(d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over a Company; and
(e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Financing Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;
provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute negligence in any material respect or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. The Agent may from time to time establish a reserve against Availability in connection with this indemnity as the Agent may deem advisable in the exercise of its reasonable business judgment, and upon termination of this Financing Agreement, the Agent may hold such reserves as cash reserves as security for this indemnity.
SECTION 15. Miscellaneous.
1. Each Company hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or any Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or any Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

2. This Financing Agreement and the documents executed and delivered in connection therewith constitute the entire agreement between the Companies, the Lenders and the Agent; supersedes any prior agreements; can be changed only by a writing signed by the Companies, the Agent or the Required Lenders, as applicable; and shall bind and benefit the parties thereto and their respective successors and assigns.
3. In the event that any Lender shall have determined in the exercise of its reasonable business judgement subsequent to the date of execution of this Financing Agreement that any applicable law, rule, regulation or guideline regarding capital adequacy, or change therein, or any change in the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then, from time to time, ROA shall pay no later than five (5) Business Days following demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Paragraph 3 shall be available to such Lenders regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Paragraph 3 and the calculation thereof when delivered to ROA shall be conclusive absent manifest error. Notwithstanding anything in this Paragraph 3 to the contrary, in the event any Lender has exercised its rights pursuant to this Paragraph 3, and subsequent thereto determines that the additional amounts paid exceeds the amount which such Lender actually required pursuant hereto, the excess, if any, shall be returned to ROA by such Lender.
4. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a) subject any Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of such Lender by the federal government or the jurisdiction in which it maintains its principal office);
(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender by reason of or in respect to this Financing Agreement including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on such Lender any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its loans hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that such Lender deems to be material in the exercise of its reasonable business judgement, then, in any case ROA shall pay such Lender, within five (5) Business Days following its demand, such additional cost or such reduction, as the case may be. The Lender shall certify the amount of such additional cost or reduced amount to ROA and the calculation thereof and such certification shall be conclusive absent manifest error. Notwithstanding anything in this subparagraph to the contrary, in the event any Lender has exercised its rights pursuant to this subparagraph, and subsequent thereto determines that the additional amounts paid exceeds the amount which the Lender actually required pursuant hereto, the excess, if any, shall be returned to ROA by such Lender.
5. In no event shall any Company, upon demand for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, neither the Agent nor the Lenders shall be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or any Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to ROA. This Paragraph 5 shall control every other provision hereof and of any other agreement made in connection herewith.
6. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
7. The Companies, the Agent and the Lenders acknowledge that the financial covenants are based on GAAP as in effect on the date of this Financing Agreement. Furthermore, with respect to the financial covenants, financial statements and covenant compliance testing, notwithstanding any changes in GAAP, are to be prepared, or tested, as the case may be, in accordance with GAAP as in effect on the date of this Financing Agreement. Should subsequent changes in GAAP impose an undue burden on the Companies to report and/or test in accordance with GAAP as in effect on the date hereof, then the Agent and the Companies agree that they will reasonably, diligently and in good faith attempt to renegotiate the aforesaid covenants, provided, however, that until such time as the covenants are so amended, the Companies will report and/or test, as the case may be, in accordance with GAAP as in effect on the date hereof.

8. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY, EACH LENDER AND THE AGENT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.
9. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:
(a)	if to the Agent or CIT, at:
The CIT Group/Business Credit, Inc.
11 West 42nd Street
New York, New York 10036
Attn: Jeffrey Iervese
Facsimile No.: (212) 461-7760
with a copy to:
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert B. Stein, Esq.
Facsimile No.: (917) 332-3750
(b)	if to any Company at:
Rock of Ages Corporation
772 Granitville Road
Barre, Vermont 05654
Attn: Chief Executive Officer
Facsimile No.: (603) 225-4801
or to such other address as any party may designate for itself by like notice.
10. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER FINANCING DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT ANY OTHER FINANCING DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

11. Upon the date hereof, all of the terms and conditions set forth in the Existing Financing Agreement (including, without limitation, representations and warranties, covenants, events of default, terms of repayment, and interest and fees in respect thereof), as such terms exist immediately prior to giving effect to this Financing Agreement, are amended and restated hereby; provided, however, that obligations, liabilities and indebtedness of the Companies existing under the Existing Financing Agreement (the “Existing Debt”) continue in full force and effect and the liens and security interests securing payment and performance thereof are continuing but shall now, in each case, be governed by the terms of this Financing Agreement and the other Financing Documents. No novation of the Existing Debt shall be deemed to have occurred by virtue of the amendment and restatement of the Existing Financing Agreement, and by its signature below, each Company confirms that it continues to be indefeasibly jointly and severally liable for the payment and performance when due of the Existing Debt. No action or inaction by the Agent of any Lender prior to the date of this Financing Agreement shall be deemed to have established a course of conduct between the parties hereto. All rights and obligations of the Companies, the Agent and the Lenders shall be solely as set forth in this Financing Agreement and the other Financing Documents. The Companies confirm that to the extent that any of the Existing Financing Documents have not been amended or restated pursuant to the Financing Documents, they remain in full force and effect and shall be deemed for all purposes to be Financing Documents as used herein.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered in New York, New York, by their proper and duly authorized officers as of the date set forth above.

THE CIT GROUP/BUSINESS CREDIT, INC., as the Agent
By:	/s/ Jefferey Iervese
	Name:	Jeffrey Iervese
	Title:	Assistant Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender
By:	/s/ Jeffrey Iervese
	Name:	Jeffrey Iervese
	Title:	Assistant Vice President

CHITTENDEN TRUST COMPANY, as a Lender
By:	/s/ Mark T. Wahl
	Name:	Mark T. Wahl
	Title:	Vice President

ROCK OF AGES CORPORATION CAROLINA QUARRIES, INC. PENNSYLVANIA GRANITE CORP. KEITH MONUMENT COMPANY LLC ROCK OF AGES MEMORIALS, INC. SIOUX FALLS MONUMENT CO.
By:	/s/ Kurt M. Swenson
	Name:	Kurt M. Swenson
	Title:	Chairman and CEO

Signature Page to Amended and Restated Financing Agreement

SCHEDULE I

	Applicable Increment	Applicable Increment	Applicable Increment	Applicable Increment	Applicable
	for Revolving Loans	for Revolving Loans	for a Term Loan bearing	for a Term Loan	Increment
Funded Debt to	bearing interest based	bearing interest	interest based on the	bearing interest	for Letters of
Net Worth Ratio	on the Chase Bank Rate	based on Libor	Chase Bank Rate	based on Libor	Credit

< 0.5 to 1.0	-0.25%	1.75%	0.00%	2.00%	1.25%
≥ 0.5 to 1.0 and < 1.0 to 1.0	0.00%	2.00%	0.25%	2.25%	1.25%
≥ 1.0 to 1.0 and < 1.5 to 1.0	0.25%	2.25%	0.50%	2.50%	1.38%
≥ 1.5 to 1.0	0.50%	2.50%	0.75%	2.75%	1.50%

EXHIBIT A
TERM LOAN PROMISSORY NOTE

$	October , 2007
FOR VALUE RECEIVED, the undersigned, ROCK OF AGES CORPORATION, a Delaware corporation, CAROLINA QUARRIES, INC., a Delaware corporation, PENNSYLVANIA GRANITE CORP., a Pennsylvania corporation, KEITH MONUMENT COMPANY LLC, a limited liability company formed under the laws of the State of Delaware, ROCK OF AGES MEMORIALS INC., a Delaware corporation and SIOUX FALLS MONUMENT CO., a South Dakota corporation, and such other subsidiaries or affiliates of the foregoing as the Lenders, by unanimous consent, permit to become parties to the Financing Agreement referred to below (collectively, the “Companies”) jointly and severally promise to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC. (the “Agent”) as Agent for itself and the other lenders that are, or may be, pursuant to the terms of the Financing Agreement referred to below, lenders to the Companies, at its office located at 11 West 42nd Street, New York, New York 10036, in lawful money of the United States of America and in immediately available funds, the principal amount of $                     which shall be due and payable in the amounts and on the dates set forth in the Financing Agreement (as defined below).
Each Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8 of the Financing Agreement.
If any payment on this Term Loan Promissory Note (this “Note”) becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such I extension.
This Note evidences a Term Loan under, and is a Term Loan Promissory Note referred to in, that certain Amended and Restated Financing Agreement, dated as of October    , 2007 (the “Financing Agreement”) by and among the Companies, the Agent and the lenders that are now, or in the future, a party thereto, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.
Upon the occurrence of any one or more of the Events of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of the Agent, or at the direction of the Required Lenders, immediately due and payable as provided in the Financing Agreement.

A-1

ROCK OF AGES CORPORATION CAROLINA QUARRIES, INC. PENNSYLVANIA GRANITE CORP. KEITH MONUMENT COMPANY LLC ROCK OF AGES MEMORIALS, INC. SIOUX FALLS MONUMENT CO.
By:
	Name:	Kurt M. Swenson
	Title:	Chairman and CEO

A-2

EXHIBIT B
ASSIGNMENT AND TRANSFER AGREEMENT
Dated:                     , 20
Reference is made to that certain Amended and Restated Financing Agreement, dated as of October    , 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Financing Agreement”), among ROCK OF AGES CORPORATION (“ROA”), a Delaware corporation, with a principal place of business at 772 Graniteville Road, Graniteville, Vermont 05654, certain of its subsidiaries and affiliates party thereto, and such other subsidiaries or affiliates of the foregoing as the Lenders, by unanimous consent, permit to become parties to the Financing Agreement (collectively, the “Companies”), the Lenders named therein, and The CIT Group/Business Credit, Inc., as Agent for the Lenders (the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Financing Agreement. This Assignment and Transfer Agreement, between the Assignor (as defined and set forth on Schedule I hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule 1 hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule 1 hereto and made a part hereof).
12. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Financing Agreement respecting those, and only those, financing facilities contained in the Financing Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities” and individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule 1.
13. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreement or any other instrument, document or agreement executed in conjunction therewith (collectively the “Ancillary Documents”) or the execution, legality, validity, enforceability, genuiness, sufficiency or value of the Financing Agreement, any Collateral thereunder or any of the Ancillary Documents furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Companies or any guarantor or the performance or observance by the Companies or any guarantor of any of their respective obligations under the Financing Agreement or any of the Ancillary Documents furnished pursuant thereto.
14. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Transfer Agreement; (ii) confirms that it has received a copy of the Financing Agreement, together with the copies of the most recent financial statements of the Companies, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Financing Agreement and will perform in accordance with its terms all the obligations which by the terms of the Financing Agreement are required to be performed by it as Lender; and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
15. Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by it and the Companies, effective as of the Effective Date.
16. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts, except as otherwise provided in the Financing Agreement) to the Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date made by the Agent or with respect to the making of this assignment directly between themselves.
17. From and after the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Assignment and Transfer Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Transfer Agreement, relinquish its rights and be released from its obligations under the Financing Agreement.
18. THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:	, 20

Percentage Assigned of Each Facility
(shown as a percentage of aggregate
	Principal Amount (or,	original principal amount (or, with
	with respect to Letters	respect to Letters of Credit, face
Assigned Facilities	of Credit, face amount)	amount) of all Lenders)

Term Loans	$ _____	_____ %

Revolving Loans	$ _____	_____ %

Letter of Credit participation interest	$ _____	_____ %

Total	$ _____	_____ %

Fees:

Rates:

Accepted:

THE CIT GROUP/BUSINESS CREDIT, INC.

as Agent	as Assignor

By:	By:

Name:	Name:
Title:	Title:

ROCK OF AGES CORPORATION

(a “Company”)	as Assignee

By:	By:

Name:	Name:
Title:	Title:

KEITH MONUMENT COMPANY LLC	PENNSYLVANIA GRANITE CORP.
(a “Company”)	(a “Company”)

By:	By:

Name:	Name:
Title:	Title:

CAROLINA QUARRIES, INC.	ROCK OF AGES MEMORIALS, INC.
(a “Company”)	(a “Company”)

By:	By:

Name:	Name:
Title:	Title:

SIOUX FALLS MONUMENT CO.
(a “Company”)

By:

Name:
Title:

EXHIBIT C
BORROWING BASE CERTIFICATE
(See Attached)

C-1

ANNEX I
(See Attached)